Exhibit 2.1

AGREEMENT AND PLAN

OF

MERGER

SMARTFINANCIAL, INC.

FOOTHILLS BANCORP, INC.

and

FOOTHILLS BANK & TRUST

June 27, 2018

i

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of the 27th day of June, 2018, is made and entered into by and among SmartFinancial, Inc., a Tennessee corporation (“SmartFinancial”), Foothills Bancorp, Inc., a Tennessee corporation (“Bancorp”), and Foothills Bank & Trust, a Tennessee-chartered commercial bank and wholly owned subsidiary of Bancorp (the “Bank”), under authority of resolutions of their respective boards of directors duly adopted.

R E C I T A L S

A.           The board of directors of each of SmartFinancial, Bancorp, and the Bank has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of SmartFinancial, Bancorp, and the Bank, respectively, and their respective shareholders.

B.            As a material inducement for SmartFinancial to enter into this Agreement, each member of the board of directors of Bancorp has entered into a voting agreement dated as of the date hereof and substantially in the form attached hereto as Exhibit A pursuant to which such individual has agreed, among other things, to vote his or her shares of Bancorp Common Stock (as defined below) in favor of approval of this Agreement and the transactions contemplated hereby.

C.            For United States federal income tax purposes, the Parties (as defined below) intend for the Parent Merger (as defined below) provided for herein to qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations and formal guidance issued thereunder (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants, representations, warranties, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Certain Definitions.  For purposes of and as used in this Agreement, the terms defined below shall, when capitalized, have the indicated meanings.

“Acquisition Proposal” means, with respect to a Party, any inquiry, indication, proposal, solicitation, or offer, or the filing of any regulatory application, notice, waiver, or request (whether in draft or final form), from or by any Person relating to (i) any direct or indirect sale, acquisition, purchase, lease, exchange, mortgage, pledge, transfer, or other disposition of 15% or more of such Party’s consolidated assets in a single transaction or series of transactions; (ii) any tender offer (including a self-tender) or exchange offer with respect to, or direct or indirect purchase or acquisition of, 15% or more of any class of equity or voting securities of such Party; or (iii) any merger, share exchange, consolidation, business combination, reorganization, recapitalization, or similar transaction involving such Party or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For this purpose, the terms “controls,” “controlled by,” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Bancorp Common Stock” means the common stock, par value $1.00 per share, of Bancorp.

“Bancorp Option” means an option to acquire shares of Bancorp Common Stock under the Foothills Bank & Trust Stock Option Plan, as amended, or the Foothills Bancorp, Inc. Amended and Restated 2015 Stock Option Plan, as amended.

“Bancorp Preferred Stock” means the preferred stock, par value $1.00 per share, of Bancorp.

“Bancorp Stock” means, collectively, the Bancorp Common Stock and the Bancorp Preferred Stock.

“Bank Common Stock” means the common stock, par value $1.00 per share, of the Bank.

“Bank Preferred Stock” means the preferred stock, par value $1.00 per share, of the Bank.

“Bank Stock” means, collectively, the Bank Common Stock and the Bank Preferred Stock.

“Banking Act” means the Tennessee Banking Act, Tenn. Code Ann. § 45-1--101 et seq.

“BHCA” means the Bank Holding Company Act of 1956, as amended (12 U.S.C. § 1841 et seq.).

“Book-Entry Shares” means non-certificated shares of Bancorp Common Stock immediately prior to the Effective Time.

“Business Day” means Monday through Friday of each week, excluding legal holidays recognized as such by the United States government and any day on which banking institutions in the State of Tennessee are authorized or obligated to close.

“Certificate” means a certificate which prior to the Effective Time represents shares of Bancorp Common Stock.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement dated May 30, 2018, by and among SmartFinancial, SmartBank (as defined below), Bancorp, and the Bank.

“Contract” means any contract, lease, deed, deed of trust, mortgage, license, instrument, note, commitment, undertaking, indenture, or other agreement, understanding, or legally binding arrangement, whether written or oral.

“Disclosure Memoranda” means, collectively, the SmartFinancial Disclosure Memorandum and the Foothills Disclosure Memorandum.

“Environmental Law” means any Law relating to (i) pollution, the protection, preservation, or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (ii) the handling, use, storage, recycling, treatment, generation, transportation, processing, production, presence, disposal, release, or threatened release of or exposure to any Hazardous Substance or (iii) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, without limitation, (i) the following statutes, as amended, any successors thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations, and the like addressing similar matters: the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and (ii) any common Law that may impose Liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is considered one employer with a Party or any of such Party’s Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means shares of Bancorp Common Stock that, immediately prior to the Effective Time, are owned or held, other than in a bona fide fiduciary or agency capacity, by SmartFinancial, Bancorp, or the Bank, or any Subsidiary of SmartFinancial, Bancorp, or the Bank, including shares of Bancorp Common Stock held by Bancorp as treasury stock.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“Foothills Financial Statements” means, collectively, the Audited Foothills Financials and the Interim Foothills Financials.

“Foothills Loan Property” means any property in which Bancorp or a Subsidiary of Bancorp holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Foothills Material Adverse Effect” means an effect, circumstance, occurrence, event, development, or change that, individually or in the aggregate with one or more other effects, circumstances, occurrences, events, developments, or changes, (i) has had or could reasonably be expected to have a material and adverse effect on the business, condition (financial or otherwise), operations, or results of operations of Bancorp and its Subsidiaries taken as a whole or (ii) materially impairs the ability of Bancorp or the Bank to perform its obligations under this Agreement or prevents or materially impedes the consummation by Bancorp or the Bank of the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), the term Foothills Material Adverse Effect shall not be deemed to include the impact of any effect, circumstance, occurrence, event, development, or change resulting from (A) changes after the date of this Agreement in Laws of general applicability that apply to insured depository institutions and/or registered bank holding companies generally, or interpretations thereof by Governmental Entities, (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally, (C) changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally, or (D) actions or omissions of SmartFinancial, Bancorp, and the Bank required under this Agreement or taken or omitted to be taken with the prior written consent of SmartFinancial (in the case of actions or omissions by the Foothills Parties) or the Foothills Parties (in the case of actions or omissions by SmartFinancial); provided that effects, circumstances, occurrences, events, developments, and changes resulting from the changes or other matters described in clauses (A), (B), and (C) shall not be excluded in determining whether there exists or has occurred a Foothills Material Adverse Effect to the extent of any materially disproportionate impact they have on Bancorp and its Subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry.

“Foothills Participation Facility” means any facility in which Bancorp or a Subsidiary of Bancorp participates in the management thereof (including all property held as trustee or in any other fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Foothills Parties” means, collectively, Bancorp and the Bank.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Entity” means any federal, state, provincial, local, or foreign court, agency, arbitrator, mediator, tribunal, commission, governmental or regulatory authority, or other governmental or administrative body, instrumentality, or authority, including without limitation the SEC, the Federal Trade Commission, the United States Department of Justice, the United States Department of Labor, the IRS, the Federal Reserve, the FDIC, and the TDFI.

“Hazardous Substance” means any and all substances (whether solid, liquid, or gas) defined, listed, designated, classified, or otherwise regulated as pollutants, hazardous or toxic wastes, hazardous or toxic substances, hazardous or toxic materials, extremely hazardous or toxic wastes, flammable or explosive materials, radioactive materials, or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including without limitation oil, petroleum and petroleum products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter, and airborne pathogens (naturally occurring or otherwise).

“Intellectual Property” means (i) all inventions, whether or not patentable and whether or not reduced to practice, and all improvements thereon, and all patents, patent applications, and patent disclosures, together with all re-issues, continuations, continuations-in-part, divisions, extensions, and re-examinations thereof; (ii) all trademarks, whether registered or unregistered, service marks, logos, domain names, rights in or to Internet web sites, and corporate, fictitious, assumed, and trade names; (iii) all copyrights, whether registered or unregistered, and all applications, registrations, and renewals relative thereto; (iv) all datasets, databases, and related information and documentation; and (v) any and all other intellectual property and proprietary rights.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (i) with respect to SmartFinancial, the actual knowledge after reasonable inquiry of the president, chief executive officer, chief financial officer, chief operating officer, chief lending officer, and chief credit officer of SmartFinancial and SmartBank, as applicable, and (ii) with respect to the Foothills Parties, the actual knowledge after reasonable inquiry of Mark W. Loudermilk, Joseph Y. Hamdi, and Melissa G. Hodges, and their respective successors.

“Laws” means any and all federal, state, provincial, local, and foreign laws, constitutions, common law principles, ordinances, codes, statutes, judgments, determinations, injunctions, decrees, orders, rules, and regulations.

“Liability” means any debt, liability, commitment, or obligation of any kind, character, or nature whatsoever (whether accrued, contingent, absolute, known, unknown, or otherwise and whether due or to become due).

“Lien” means any lien, claim, attachment, garnishment, imperfection of title, defect, pledge, mortgage, deed of trust, hypothecation, security interest, charge, option, restriction, easement, reversionary interest, right of refusal, voting trust arrangement, buy-sell agreement, preemptive right, or other adverse claim, encumbrance, or right of any nature whatsoever.

“Loan” means a loan, commitment, lease, advance, credit enhancement, guarantee, or other extension of credit or borrowing arrangement.

“Nasdaq” means The Nasdaq Capital Market.

“Parties” means, collectively, SmartFinancial, Bancorp, and the Bank.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, and any other entity or organization, whether or not incorporated, including without limitation any Governmental Entity.

“Proxy Statement/Prospectus” means the proxy statement prepared by Bancorp to solicit approval of this Agreement and the transactions contemplated hereby by the shareholders of Bancorp, which will include the prospectus of SmartFinancial relating to the issuance by SmartFinancial of SmartFinancial Common Stock to holders of Bancorp Common Stock pursuant to and in accordance with Article III of this Agreement.

“Registration Statement” means the registration statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed by SmartFinancial with the SEC under the Securities Act with respect to the shares of SmartFinancial Common Stock to be issued by SmartFinancial to the holders of Bancorp Common Stock in connection with the transactions contemplated by this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SmartBank Common Stock” means the common stock, par value $1.00 per share, of SmartBank.

“SmartBank Preferred Stock” means the preferred stock, par value $1.00 per share, of SmartBank.

“SmartBank Stock” means, collectively, the SmartBank Common Stock and the SmartBank Preferred Stock.

“SmartFinancial Common Stock” means the common stock, par value $1.00 per share, of SmartFinancial.

“SmartFinancial Material Adverse Effect” means an effect, circumstance, occurrence, event, development, or change that, individually or in the aggregate with one or more other effects, circumstances, occurrences, events, developments, or changes, (i) has had, or could reasonably be expected to have, a material and adverse effect on the business, condition (financial or otherwise), operations, or results of operations of SmartFinancial and its Subsidiaries taken as a whole or (ii) materially impairs the ability of SmartFinancial to perform its obligations under this Agreement or prevents or materially impedes the consummation by SmartFinancial of the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), the term SmartFinancial Material Adverse Effect shall not be deemed to include the impact of any effect, circumstance, occurrence, event development, or change resulting from (A) changes after the date of this Agreement in Laws of general applicability that apply to insured depository institutions and/or registered bank holding companies generally, or interpretations thereof by Governmental Entities, (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally, (C) changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally, (D) actions or omissions of SmartFinancial, Bancorp, and the Bank required under this Agreement or taken or omitted to be taken with the prior consent of SmartFinancial (in the case of actions or omissions by the Foothills Parties) or the Foothills Parties (in the case of actions or omissions by SmartFinancial), (E) any failure by SmartFinancial or SmartBank to meet any internal or published industry analyst projections, forecasts, or estimates of revenue, earnings, or other financial or operating metrics for any period (it being understood that any facts or circumstances giving rise to or contributing to any such failure that are not otherwise excluded from the definition of SmartFinancial Material Adverse Effect may be taken into account in determining whether there exists or has occurred a SmartFinancial Material Adverse Effect), or (F) changes in the trading price or trading volume of the SmartFinancial Common Stock; provided that effects, circumstances, occurrences, events, developments, and changes resulting from the changes or other matters described in clauses (A), (B), and (C) shall not be excluded in determining whether there exists or has occurred a SmartFinancial Material Adverse Effect to the extent of any materially disproportionate impact they have on SmartFinancial and its Subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry.

“SmartFinancial Option” means an option to acquire shares of SmartFinancial Common Stock under the Cornerstone Bancshares, Inc. Statutory-NonStatutory Stock Option Plan, as amended; the Cornerstone Bancshares, Inc. 2002 Long Term Incentive Plan, as amended; the SmartBank Stock Option Plan, as amended; the SmartFinancial, Inc. 2010 Incentive Plan, as amended; the SmartFinancial, Inc. 2015 Stock Incentive Plan, as amended; or the Capstone Bancshares, Inc. 2008 Long-Term Equity Incentive Plan, as amended.

“SmartFinancial Parties” means, collectively, SmartFinancial and SmartBank.

“SmartFinancial Preferred Stock” means the preferred stock, par value $1.00 per share, of SmartFinancial, including the SmartFinancial Series B Stock.

“SmartFinancial Series B Stock” means the Non-Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share, of SmartFinancial.

“SmartFinancial Stock” means, collectively, the SmartFinancial Common Stock and the SmartFinancial Preferred Stock.

“Subsidiary” means any corporation, limited liability company, partnership, joint venture, or other entity in which SmartFinancial, Bancorp, or the Bank, as the case may be, has, directly or indirectly, an equity or ownership interest representing 50% or more of any class of the capital stock thereof or other equity or ownership interests therein.

“Superior Proposal” means any bona fide written Acquisition Proposal which the Bancorp board of directors determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal (including without limitation the amount, form, and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions, and all conditions to consummation) and the Person making the proposal, and after taking into account the advice of Bancorp’s financial advisor (which shall be a nationally recognized investment banking firm) and outside legal counsel, is (i) more favorable from a financial point of view to the shareholders of Bancorp than the transactions contemplated by this Agreement and (ii) is reasonably likely to be consummated on the terms set forth; provided, however, that for purposes of this definition of Superior Proposal, references to “15% or more” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

“Tax” or “Taxes” means any and all federal, state, provincial, local, and foreign taxes, including without limitation (i) any income, profits, alternative or add-on minimum, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, net worth, premium, real property, personal property, vehicle, airplane, boat, vessel, or other title or registration, environmental, or windfall profit tax, custom, or duty, or any other tax, fee, assessment, levy, tariff, or charge of any kind whatsoever, together with any interest or penalty, addition to tax, or other additional amount imposed by any Governmental Entity or other Person responsible for the imposition or collection of any such tax, and (ii) any Liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied agreement or obligation to indemnify any other Person or any contractual arrangement or agreement.

“Tax Return” means any return (including any amended return), declaration, or other report, including without limitation elections, claims for refunds, schedules, estimates, and information returns and statements, with respect to any Taxes (including estimated Taxes).

“TDFI” means the Tennessee Department of Financial Institutions.

“Tennessee Corporation Act” means the Tennessee Business Corporation Act, Tenn. Code Ann. § 48-11-101 et seq.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, as amended.

Section 1.2             Other Definitions.  Capitalized terms used in this Agreement and not defined in Section 1.1, but otherwise defined in this Agreement, shall have the meanings otherwise ascribed thereto.

ARTICLE II
THE MERGERS

Section 2.1             The Parent Merger.  Subject to and upon the terms and conditions set forth in this Agreement, at the Effective Time (as defined below), Bancorp shall be merged with and into SmartFinancial in accordance with, and with the effects provided in, this Agreement and applicable provisions of the Tennessee Corporation Act (the “Parent Merger”). At the Effective Time, the separate corporate existence of Bancorp shall cease and SmartFinancial shall continue, as the surviving corporation of the Parent Merger, as a corporation chartered under the laws of the State of Tennessee unaffected and unimpaired by the Parent Merger (SmartFinancial in such capacity as the surviving corporation of the Parent Merger is sometimes referred to herein as the “Surviving Corporation”).

Section 2.2             Closing.  Subject to the satisfaction or waiver (subject to applicable Law) of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing), the closing of the transactions contemplated by this Agreement, including without limitation the Parent Merger (the “Closing”), shall take place at the offices of Butler Snow LLP, The Pinnacle at Symphony Place, Suite 1600, 150 3rd Avenue South, Nashville, Tennessee 37201, at 10:00 a.m. Central Time on such date as shall be designated by SmartFinancial, provided that such date shall be not more than 30 days after the satisfaction or waiver (subject to applicable Law) of all of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing), or at such other place, at such other time, or on such other date as the Parties may otherwise agree. Notwithstanding the foregoing, the Parties expressly agree that the Closing may take place by the electronic, facsimile, and/or overnight courier exchange of executed documents. The actual date on which the Closing shall occur is referred to in this Agreement as the “Closing Date.”

Section 2.3             Effective Time.  Prior to or at the Closing, and in order to effect the Parent Merger, SmartFinancial and Bancorp shall duly execute and deliver articles of merger for filing with the Tennessee Secretary of State (the “Articles of Merger”), such articles of merger to be in such form and of such substance as is consistent with applicable provisions of the Tennessee Corporation Act and otherwise mutually agreed upon by SmartFinancial and Bancorp. The Parent Merger shall become effective on such date and at such time as set forth in the Articles of Merger (the date and time the Parent Merger becomes effective being referred to in this Agreement as the “Effective Time”).

Section 2.4             Effects of the Parent Merger.  The Parent Merger shall have the effects set forth in this Agreement and applicable provisions of the Tennessee Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, interests, privileges, powers, and franchises of Bancorp shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities, and duties of Bancorp shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Corporation.

Section 2.5             Name of Surviving Corporation.  The legal name of the Surviving Corporation at and after the Effective Time of the Parent Merger will be “SmartFinancial, Inc.”

Section 2.6             Charter and Bylaws of Surviving Corporation.  The charter and bylaws of SmartFinancial as in effect immediately prior to the Effective Time shall at and after the Effective Time be the charter and bylaws of the Surviving Corporation until such time as the same shall be amended and/or restated in accordance with applicable Law.

Section 2.7             The Bank Merger.  Simultaneously with the Parties’ execution of this Agreement, SmartBank, a Tennessee-chartered commercial bank and wholly owned Subsidiary of SmartFinancial (“SmartBank”), and the Bank have executed and delivered an agreement and plan of merger dated the date hereof (the “Bank Merger Agreement”), which provides for the merger of the Bank with and into SmartBank immediately following the Parent Merger in accordance with the terms and conditions of, and with the effects provided by, the Bank Merger Agreement and applicable provisions of the Banking Act and the Tennessee Corporation Act (the “Bank Merger”). SmartBank will be the banking corporation to survive the Bank Merger, and at the effective time of the Bank Merger, the separate corporate existence of the Bank will cease. As soon as reasonably practicable following the date of this Agreement, SmartFinancial shall approve the Bank Merger Agreement as the sole shareholder of SmartBank and Bancorp shall approve the Bank Merger Agreement as the sole shareholder of the Bank. Prior to or at the Closing, SmartFinancial shall cause SmartBank, and Bancorp shall cause the Bank, to execute and deliver such articles or certificates of merger and such other documents and certificates as are necessary or appropriate to effectuate the Bank Merger (the “Bank Merger Certificates”).

ARTICLE III
MERGER CONSIDERATION

Section 3.1             Conversion of Bancorp Common Stock.  Subject to the other provisions of this Article III, solely by virtue and as a result of the Parent Merger, each share of Bancorp Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall at the Effective Time, automatically and without any action on the part of the holder(s) thereof, be converted into and canceled in exchange for the right to receive (a) $1.75 in cash, without interest (the “Cash Consideration”), and (ii) 0.666 (the “Exchange Ratio”) shares of SmartFinancial Common Stock (the “Stock Consideration”). The aggregate Cash Consideration and Stock Consideration payable or issuable by SmartFinancial to holders of Bancorp Common Stock as consideration for the Parent Merger in accordance with this Agreement, together with any cash payable by SmartFinancial to holders of Bancorp Common Stock in lieu of fractional shares pursuant to Section 3.6, is referred to herein as the “Merger Consideration.”

Section 3.2             [Reserved]

Section 3.3             [Reserved]

Section 3.4             Exchange Procedures.

(a)           Deposit with Exchange Agent.  At or prior to the Closing, SmartFinancial shall deliver or cause to be delivered to an exchange agent mutually agreed upon by SmartFinancial and Bancorp, which the Parties agree may be SmartFinancial’s customary stock transfer agent (the “Exchange Agent”), for the benefit of holders of Bancorp Common Stock (other than holders of Excluded Shares and holders of Dissenting Shares), (i) a certificate or certificates or, at SmartFinancial’s option, evidence of shares in book entry form representing the number of shares of SmartFinancial Common Stock issuable to holders of Bancorp Common Stock (other than holders of Excluded Shares and holders of Dissenting Shares) in the form of Merger Consideration and (ii) the cash portion of the Merger Consideration payable to holders of Bancorp Common Stock (other than holders of Excluded Shares and holders of Dissenting Shares) in accordance with this Article III. The Exchange Agent shall not be entitled to vote or exercise any other rights of ownership with respect to the shares of SmartFinancial Common Stock held by it from time to time hereunder, provided that the Exchange Agent shall receive and hold all dividends and other distributions payable or distributable with respect to such shares for the account of the Persons entitled thereto.

(b)           Letter of Transmittal.  Provided that Bancorp has delivered or caused to be delivered to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, as soon as reasonably practicable after the Effective Time, SmartFinancial shall cause the Exchange Agent to mail or deliver to each holder of record of shares of Bancorp Common Stock immediately prior to the Effective Time (other than holders of Excluded Shares and holders of Dissenting Shares) a letter of transmittal in customary form and containing such provisions as SmartFinancial shall reasonably require (including provisions confirming that delivery of Certificates and Book-Entry Shares shall be effected, and that risk of loss of and title to Certificates and Book-Entry Shares shall pass, only upon proper delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of Certificates and Book-Entry Shares in exchange for that portion of the Merger Consideration payable or issuable in respect of the shares of Bancorp Common Stock previously represented by such Certificates or in respect of such Book-Entry Shares, as applicable, pursuant to the provisions of this Agreement.

(c)            Payment of Merger Consideration.  Upon proper surrender of a Certificate or Book-Entry Shares to the Exchange Agent for exchange and cancellation, together with a properly completed and duly executed letter of transmittal (or an “agent’s message” in the case of Book-Entry Shares held in street name) and such other documents as may reasonably be required by the Exchange Agent, (i) the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Exchange Agent shall deliver to such holder, the Merger Consideration to which such holder shall have become entitled pursuant to the provisions of this Article III, in full satisfaction of all rights pertaining to the shares of Bancorp Common Stock formerly represented by such Certificate or to such Book-Entry Shares, as applicable, and (ii) the Certificate or Book-Entry Shares so surrendered shall be canceled. In the event the Merger Consideration or any other amounts issuable or payable under this Agreement to a holder of shares of Bancorp Common Stock is to be issued in the name of or paid to a Person other than the Person in whose name such shares are registered, it shall be a condition to the issuance or payment of such Merger Consideration or other amounts that the Certificate formerly representing such shares, or, in the case of non-certificated shares, the Book-Entry Shares, be presented to the Exchange Agent, together with evidence of or appropriate documents or instruments for transfer and evidence that any applicable stock transfer or other Taxes have been paid or are not applicable, all in such form as the Exchange Agent shall reasonably require.

(d)           Closing of Stock Transfer Books. At the Effective Time, the stock transfer books of Bancorp shall be closed and there shall thereafter be no further transfers of shares of Bancorp Stock on the books or records of Bancorp, and, if any shares of Bancorp Stock are thereafter presented to SmartFinancial or the Exchange Agent for transfer, such shares shall be cancelled against delivery of that portion of the Merger Consideration payable or issuable in respect thereof as herein provided. Until duly surrendered to the Exchange Agent in accordance with the provisions of this Agreement, Certificates and Book-Entry Shares shall, at and after the Effective Time, evidence and represent only the right to receive that portion of the Merger Consideration payable or issuable in respect thereof (or the Bancorp Common Stock previously represented thereby) in accordance with this Agreement. No dividends or other distributions payable or distributable on or with respect to shares of SmartFinancial Common Stock that are issued or issuable in connection with the Parent Merger in accordance with this Agreement will be remitted to any Person entitled to receive such shares of SmartFinancial Common Stock until such Person surrenders his or her Certificate(s) previously representing the shares of Bancorp Common Stock converted into such SmartFinancial Common Stock, or his or her Book-Entry Shares converted into such SmartFinancial Common Stock, as applicable, at which time such dividends and other distributions shall be remitted to such Person, without interest. No interest will be paid or will accrue on any amounts payable to holders of Bancorp Common Stock under or in accordance with this Agreement.

(e)           Lost, Stolen, or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and the execution by such Person of an indemnity agreement and/or the posting by such Person of a bond in such form and amount as SmartFinancial or the Exchange Agent may reasonably require as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Certificate that portion of the Merger Consideration deliverable in respect of the shares of Bancorp Common Stock previously represented thereby pursuant to this Agreement.

(f)            Unclaimed Merger Consideration.  Any portion of the Merger Consideration, and any other amounts payable by SmartFinancial to the holders of shares of Bancorp Common Stock in accordance with this Agreement, in each case that remain(s) unclaimed by former shareholders of Bancorp for nine months after the Effective Time (as well as any dividends or other distributions payable in respect thereof) shall at the request of SmartFinancial be delivered by the Exchange Agent to SmartFinancial. Any former shareholder of Bancorp who has not theretofore complied with the exchange procedures provided for in this Agreement shall thereafter look only to SmartFinancial for that portion of the Merger Consideration (and any other amounts) deliverable in respect of the shares of Bancorp Common Stock previously held by such shareholder, as determined pursuant to this Agreement, without any interest thereon. If the Merger Consideration or any other amounts payable under this Agreement in respect of any shares of Bancorp Common Stock (or shares of SmartFinancial Common Stock into which the same shall have been converted) is not claimed prior to the date on which such Merger Consideration or other amounts would otherwise escheat to any Governmental Entity, such Merger Consideration or other amounts shall, to the extent permitted by abandoned property, escheat, and other applicable Laws, become the property of SmartFinancial (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interests of any Person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of Bancorp Common Stock for any portion of the Merger Consideration (or any other amounts) properly paid to a Governmental Entity pursuant to applicable abandoned property, escheat, or similar Laws. SmartFinancial and the Exchange Agent shall be entitled to rely upon the stock transfer books and records of Bancorp to establish the identity of those Persons entitled to receive the Merger Consideration (and any other amounts) specified in this Agreement, which books and records shall be conclusive with respect thereto. In the event of a dispute regarding the ownership of Bancorp Common Stock, SmartFinancial and the Exchange Agent shall be entitled to deposit any portion of the Merger Consideration (or any other amounts) payable in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

Section 3.5             Rights as Bancorp Shareholders.  Holders of Bancorp Common Stock immediately prior to the Effective Time shall, at and after the Effective Time, cease to be shareholders of Bancorp and have no further rights as shareholders of Bancorp, other than the right to receive the Merger Consideration and any other amounts payable or issuable in respect of such holders’ Bancorp Common Stock in accordance with this Article III.

Section 3.6             No Fractional Shares.  Notwithstanding any other provision of this Agreement to the contrary, no fraction of a share of SmartFinancial Common Stock, and no certificate or scrip therefor, will be issued in connection with the Parent Merger to any holder of shares of Bancorp Common Stock. Instead, SmartFinancial shall pay to each holder of Bancorp Common Stock who would otherwise be entitled to a fraction of a share of SmartFinancial Common Stock (after aggregating and taking into account all Certificates and/or Book-Entry Shares delivered by such holder) cash, without interest, in an amount (rounded to the nearest whole cent) determined by multiplying (a) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled by (b) the volume weighted average closing price per share of SmartFinancial Common Stock on Nasdaq (or such other securities market or stock exchange on which the SmartFinancial Common Stock then principally trades) for the 10 consecutive trading days ending on and including the Business Day immediately preceding the Closing Date.

Section 3.7             Availability of Dissenters’ Rights; Dissenting Shares.

(a)            Holders of shares of Bancorp Common Stock shall have such rights to dissent from the Parent Merger and obtain payment of the fair value of their shares as are afforded to such holders by Chapter 23 of the Tennessee Corporation Act.

(b)           Notwithstanding any provision of this Agreement to the contrary, but subject to Section 3.7(c), each issued and outstanding share of Bancorp Common Stock the holder of which has perfected his or her right to dissent from the Parent Merger pursuant to Chapter 23 of the Tennessee Corporation Act and has not effectively withdrawn or lost such right as of the Effective Time (collectively, the “Dissenting Shares”) shall not be converted into and canceled in exchange for, or represent a right to receive, any portion of the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are afforded to such holder by the Tennessee Corporation Act. SmartFinancial shall be entitled to retain any Merger Consideration not paid on account of Dissenting Shares, and the shareholders of Bancorp shall not be entitled to any portion of such retained Merger Consideration. Any payments made in respect of Dissenting Shares shall be made by SmartFinancial within the time periods set forth in, and otherwise in accordance with, the Tennessee Corporation Act.

(c)            If any holder of shares of Bancorp Common Stock who asserts such holder’s right to dissent from the Parent Merger pursuant to Chapter 23 of the Tennessee Corporation Act shall have effectively withdrawn or lost his or her right to dissent (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever occurs later, the shares of Bancorp Common Stock held by such holder shall be converted into and canceled in exchange for, on a share by share basis, the right to receive the Merger Consideration payable or issuable in respect thereof in accordance with the applicable provisions of this Agreement.

Section 3.8             Excluded Shares.  At the Effective Time, each Excluded Share shall, for no consideration, be automatically canceled and retired and shall cease to exist, and, for the avoidance of doubt, no exchange or payment shall be made with respect thereto or in respect thereof.

Section 3.9             Adjustments Upon Change in Capitalization.  If during the period from the date of this Agreement until immediately prior to the Effective Time the outstanding shares of Bancorp Common Stock are increased, decreased, or changed into or exchanged for a different number or kind of securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an equitable and proportionate adjustment shall be made to the Exchange Ratio and the per share Cash Consideration. If during the period from the date of this Agreement until immediately prior to the Effective Time the outstanding shares of SmartFinancial Common Stock are increased, decreased, or changed into or exchanged for a different number or kind of securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an equitable and proportionate adjustment shall be made to the Exchange Ratio. For the avoidance of doubt, neither the issuance of shares of SmartFinancial Common Stock upon the exercise of SmartFinancial Options, the grant of or lapse of restrictions on restricted stock awards in respect of shares of SmartFinancial Common Stock, or the issuance of shares of SmartFinancial Common Stock in settlement of stock appreciation rights or under or pursuant to a SmartFinancial Benefit Plan, nor the issuance of shares of Bancorp Common Stock upon the exercise of Bancorp Options, shall cause or result in an adjustment of or to the Exchange Ratio or the per share Cash Consideration.

Section 3.10           Bancorp Options.  Each Bancorp Option outstanding immediately prior to the Effective Time, whether then vested or unvested, shall, at the Effective Time and without any action on the part of the holder thereof, be automatically cancelled, and the holder thereof shall have the right to receive from SmartFinancial a cash payment in respect of such cancelled Bancorp Option in an amount, rounded to the nearest whole cent (the “Option Consideration”), equal to the product of (a) $17.50 (the “Option Price”) minus the per share exercise price of such Bancorp Option multiplied by (b) the number of shares of Bancorp Common Stock subject to such Bancorp Option, to the extent not previously exercised. At and after the Effective Time, each such cancelled Bancorp Option shall no longer be exercisable by the former holder thereof and shall instead only entitle such holder to the payment of the Option Consideration, if any, payable in respect thereof, without interest. In the event the per share exercise price of a Bancorp Option is equal to or greater than the Option Price, such Bancorp Option shall be cancelled for no consideration and shall have no further force or effect. In the event the per share exercise price of and/or the number of shares of Bancorp Common Stock subject to Bancorp Options change(s) during the period from the date of this Agreement until immediately prior to the Effective Time, the Option Price shall be equitably and proportionality adjusted.

Section 3.11           Withholding Rights.  SmartFinancial (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Bancorp Common Stock or Bancorp Options such amounts as SmartFinancial is required under the Code or any other applicable Law to deduct and withhold. Any amounts so deducted and withheld shall be timely remitted to the appropriate Governmental Entity and, to the extent so remitted, shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.12           SmartFinancial Stock.  The shares of SmartFinancial Stock issued and outstanding immediately prior to the Effective Time shall not be affected by the Parent Merger, and, accordingly, each share of SmartFinancial Stock issued and outstanding immediately prior to the Effective Time shall, at and after the Effective Time, remain issued and outstanding.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE FOOTHILLS PARTIES

Section 4.1             Foothills Disclosure Memorandum.  Prior to or simultaneously with the Parties’ execution and delivery of this Agreement, Bancorp and the Bank have delivered to SmartFinancial a confidential memorandum (the “Foothills Disclosure Memorandum”) setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties of the Foothills Parties contained in this Article IV or to one or more covenants of the Foothills Parties contained in Article VI, making specific reference in such Foothills Disclosure Memorandum to the Section(s) of this Agreement to which such items relate.

Section 4.2             Bancorp and Bank Representations and Warranties.  Each of Bancorp and the Bank hereby represents and warrants to SmartFinancial as follows:

(a)           Organization and Qualification.  Bancorp is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee and is duly registered as a bank holding company under the BHCA. The Bank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Each of Bancorp and the Bank has the power and authority to own, lease, and operate its properties and assets and to conduct its respective business as presently conducted. Each of Bancorp and the Bank is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing and qualification necessary, except, as to good standing only, where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Foothills Material Adverse Effect. The copies of the charter, bylaws, and other organizational and governing documents of Bancorp and the Bank and their respective Subsidiaries previously provided or made available to SmartFinancial are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Neither Bancorp or the Bank nor any Subsidiary of Bancorp or the Bank is in violation of its respective charter, bylaws, or other organizational or governing documents. The minute books of Bancorp and the Bank and their Subsidiaries constitute a true, complete, and correct record of all meetings of and material corporate actions taken by their respective boards of directors (and each committee thereof) and other governing bodies and their respective shareholders, members, partners, and other securityholders, in each case for the periods covered thereby.

(b)           Subsidiaries and Other Interests.  Bancorp has no Subsidiaries other than the Bank. The Bank has no Subsidiaries. Except (i) as set forth on  Schedule 4.2(b) of the Foothills Disclosure Memorandum and (ii) for securities and other interests held in a fiduciary capacity and beneficially owned by third parties, neither Bancorp nor the Bank owns, beneficially or of record, directly or indirectly, any equity securities of or any other equity or ownership interest in any Person.

(c)           Capitalization.  The authorized capital stock of Bancorp consists of 10,000,000 shares of Bancorp Common Stock, of which 1,776,925 shares were issued and outstanding as of the date of this Agreement, and 1,000,000 shares of Bancorp Preferred Stock, no shares of which were issued and outstanding as of the date of this Agreement. The authorized capital stock of the Bank consists of 10,000,000 shares of Bank Common Stock, of which 1,924,120 shares were issued and outstanding and owned by Bancorp as of the date of this Agreement, and 1,000,000 shares of Bank Preferred Stock, no shares of which were issued and outstanding as of the date of this Agreement. There are no other classes or series of authorized, issued, or outstanding capital stock of Bancorp or the Bank. Except as set forth on Schedule 4.2(c) of the Foothills Disclosure Memorandum, no shares of Bancorp Stock are held in treasury by Bancorp or otherwise owned, directly or indirectly, by Bancorp, and no shares of Bank Stock are held in treasury by the Bank or otherwise owned, directly or indirectly, by the Bank. All of the issued and outstanding shares of Bancorp Common Stock and Bank Common Stock have been duly and validly authorized and issued in full compliance with all applicable Laws and are fully paid and non-assessable with no personal Liability attaching to the ownership thereof, and none of the issued and outstanding shares of Bancorp Common Stock or Bank Common Stock have been issued in violation of the preemptive or other rights of any Person. Except as set forth on Schedule 4.2(c) of the Foothills Disclosure Memorandum, (i) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate Bancorp to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Bancorp capital stock, or securities convertible into or exercisable for shares of Bancorp capital stock, or that require or obligate or could require or obligate Bancorp to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment, and (ii) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate the Bank to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Bank capital stock, or securities convertible into or exercisable for shares of Bank capital stock, or that require or obligate or could require or obligate the Bank to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment. Set forth on Schedule 4.2(c) of the Foothills Disclosure Memorandum is a true, correct, and complete list, as of the date hereof, of all outstanding Bancorp Options, including for each Bancorp Option the name of the optionee, the date of grant, the exercise price, the date(s) of vesting, the date(s) of termination, the number and class or series of shares subject to such Bancorp Option, and whether such Bancorp Option is an “incentive stock option” under Section 422 of the Code. There are no outstanding obligations of Bancorp or the Bank to repurchase, redeem, or otherwise acquire any shares of its capital stock. No bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of Bancorp or the Bank may vote are issued or outstanding. Set forth on Schedule 4.2(c) of the Foothills Disclosure Memorandum is a listing of all cash, stock, and other dividends or distributions on or with respect to Bancorp Common Stock or Bank Common Stock that have been declared, set aside, or paid since January 1, 2016, as well as all shares of Bancorp capital stock and all shares of Bank capital stock that have been purchased, redeemed, or otherwise acquired, directly or indirectly, by Bancorp or the Bank since January 1, 2016.

(d)           Authority.  Each of Bancorp and the Bank has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals, waivers, and filings referred to in Section 4.2(f), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Foothills Parties and the consummation by the Foothills Parties of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the boards of directors of Bancorp and the Bank, and no other corporate actions or proceedings on the part of Bancorp or the Bank are necessary to authorize the execution and delivery of this Agreement by the Foothills Parties and the consummation by the Foothills Parties of the transactions contemplated hereby, other than the approval of this Agreement by the shareholders of Bancorp in accordance with the charter and bylaws of Bancorp and applicable Law and the approval of the Bank Merger Agreement by Bancorp as the sole shareholder of the Bank in accordance with the charter and bylaws of the Bank and applicable Law. The board of directors of Bancorp has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Bancorp and its shareholders and has directed that this Agreement be submitted to the shareholders of Bancorp for approval, and has duly and validly adopted resolutions to the foregoing effect and to recommend that the shareholders of Bancorp approve this Agreement. This Agreement has been duly and validly executed and delivered by each of Bancorp and the Bank and constitutes a valid and legally binding obligation of each of Bancorp and the Bank enforceable against each of Bancorp and the Bank in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, and similar Laws affecting creditors’ rights and remedies generally or general principles of equity, whether applied in a court of law or a court of equity (collectively, the “Enforceability Exceptions”).

(e)            No Violations.  Neither the execution, delivery, or performance of this Agreement by Bancorp or the Bank nor the consummation of the transactions contemplated by this Agreement will (i) violate the charter, bylaws, or other organizational or governing documents of Bancorp or the Bank or any of their Subsidiaries or (ii) assuming that the consents, approvals, waivers, and filings referred to in Section 4.2(f) have been obtained and made and all applicable waiting periods have expired, (A) violate any Law, permit, or license to which the Foothills Parties or any of their Subsidiaries (or the properties or assets of the Foothills Parties or any of their Subsidiaries) are subject or by which the Foothills Parties or any of their Subsidiaries (or the properties or assets of the Foothills Parties or any of their Subsidiaries) are bound or (B) constitute a breach or violation of or a default under (or an event which, with notice or lapse of time or both, could constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Bancorp or the Bank or any of their Subsidiaries under, any of the terms, conditions, or provisions of any Contract to which Bancorp or the Bank, or any of their Subsidiaries, is a party or to or by which any of the properties or assets of Bancorp or the Bank, or any of their Subsidiaries, may be subject or bound.

(f)            Consents and Approvals.  No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity or other Person are required to be obtained, given, or made by Bancorp or the Bank, or any of their Subsidiaries, in connection with the execution and delivery of this Agreement by the Foothills Parties or the consummation by the Foothills Parties of the Parent Merger, the Bank Merger, or the other transactions contemplated hereby, except (i) applications, notices, and waiver requests required to be filed with or given or made to and consents, approvals, and waivers required from, and the expiration of related waiting periods imposed by, the Federal Reserve, the TDFI, and the United States Department of Justice (collectively, the “Regulatory Approvals”); (ii) the filing of the Articles of Merger with the Tennessee Secretary of State and the filing of the Bank Merger Certificates; (iii) the approval of this Agreement by the shareholders of Bancorp and the approval of the Bank Merger Agreement by Bancorp as the sole shareholder of the Bank; and (iv) as set forth on Schedule 4.2(f) of the Foothills Disclosure Memorandum. As of the date hereof, neither Bancorp nor the Bank is aware of any reason why any of the consents, approvals, or waivers referred to in this Section 4.2(f) will not be obtained or received in a timely manner without the imposition of any Burdensome Condition (as defined in Section 8.1(b)).

(g)           Reports.  Bancorp and the Bank, and each of their respective Subsidiaries, have timely filed or furnished, as applicable, all reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments (together with any amendments required to be made with respect thereto) that they have been required to file or furnish since January 1, 2016, with or to the Federal Reserve, the FDIC, the TDFI, or any other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments were complete and accurate in all material respects and complied in all material respects with all applicable Laws.

(h)           Securities Filings.  Bancorp and the Bank, and each of their respective Subsidiaries, have filed with or furnished to the SEC, the Federal Reserve, the FDIC, and state securities commissions and authorities all reports, schedules, registration statements, definitive proxy statements, exhibits, and other filings and materials, if any, that they have been required to file or furnish under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder, or applicable state securities Laws since January 1, 2016 (collectively, the “Foothills Securities Filings”). None of the Foothills Securities Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing, all of the Foothills Securities Filings complied in all material respects with applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, and applicable state securities Laws.

(i)            Financial Statements.  The Foothills Parties have previously delivered to SmartFinancial true, complete, and correct copies of (i) the consolidated balance sheets of Bancorp and its Subsidiaries as of the fiscal years ended December 31, 2017, 2016, and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the fiscal years then ended, together with the notes thereto, accompanied by the audit reports of Bancorp’s independent registered public accounting firm (the “Audited Foothills Financials”), and (ii) the unaudited parent-only balance sheet of Bancorp as of March 31, 2018 (the “Interim Financials Date”), and the related unaudited parent-only income statement of Bancorp for the three-month period ended March 31, 2018, and the unaudited bank-only balance sheet of the Bank as of May 31, 2018, and the related unaudited bank-only income statement of the Bank for the five-month period ended May 31, 2018 (the “Interim Foothills Financials”). The Foothills Financial Statements were prepared from and in accordance with the books and records of Bancorp and its Subsidiaries, fairly present in all material respects the consolidated financial position of Bancorp and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows of Bancorp and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto or as otherwise required by regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. No financial statements of any entity or enterprise other than Bancorp and its Subsidiaries are required by GAAP to be included in the financial statements of Bancorp. The books and records of Bancorp and its Subsidiaries have been, and are being, maintained in accordance with GAAP, or, where otherwise required, regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally, consistently applied and other legal, accounting, and regulatory requirements and reflect only actual transactions. True, complete, and correct copies of the Interim Foothills Financials are included as Schedule 4.2(i) of the Foothills Disclosure Memorandum.

(j)            Undisclosed Liabilities.  Neither Bancorp nor any of its Subsidiaries has, or has incurred, any Liability required to be reflected or disclosed on, or reserved against in, a balance sheet prepared in accordance with GAAP, or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally, or a Consolidated Report of Condition and Income (Call Report), other than (i) Liabilities reflected on or reserved against in the Interim Foothills Financials, (ii) Liabilities incurred since the Interim Financials Date in the ordinary course of business consistent with past practice that, either individually or in the aggregate, have not had, and would not reasonably be expected to have, a Foothills Material Adverse Effect; (iii) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or (iv) as set forth on Schedule 4.2(j) of the Foothills Disclosure Memorandum.

(k)            Absence of Certain Changes or Events.

(i)            Since December 31, 2017, there has been no effect, circumstance, occurrence, event, development, or change that, individually or taken together with all other effects, circumstances, occurrences, events, developments, and changes, has had or could reasonably be expected to have a Foothills Material Adverse Effect.

(ii)           Since December 31, 2017, Bancorp and the Bank and their respective Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices. Since December 31, 2017, neither Bancorp nor the Bank, nor any of their respective Subsidiaries, has taken or permitted, or entered into any Contract with respect to, or otherwise agreed or committed to do or take, or failed or omitted to take, any action that, if taken or omitted after the date hereof, would constitute a breach of any of the covenants set forth in Section 6.1, except as set forth on Schedule 4.2(k)(ii) of the Foothills Disclosure Memorandum.

(l)            Litigation.  Except as set forth on Schedule 4.2(l)(i) of the Foothills Disclosure Memorandum, there are no suits, actions, claims, investigations, or legal, administrative, arbitration, or other proceedings pending or, to the Knowledge of the Foothills Parties, threatened against or affecting Bancorp or the Bank or any of their respective Subsidiaries or any property, asset, right, or interest of Bancorp or the Bank or any of their respective Subsidiaries, which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Foothills Material Adverse Effect, and, to the Knowledge of the Foothills Parties, there are no facts or circumstances that could reasonably be expected to give rise to any such suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding. Set forth on Schedule 4.2(l)(ii) of the Foothills Disclosure Memorandum is a true, correct, and complete list, as of the date of this Agreement, of each suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding pending or, to the Knowledge of the Foothills Parties, threatened against or affecting Bancorp or the Bank or any of their respective Subsidiaries or any property, asset, right, or interest of Bancorp or the Bank or any of their respective Subsidiaries. Neither Bancorp or the Bank nor any of their respective Subsidiaries, nor any of the properties or assets of Bancorp or the Bank or any of their respective Subsidiaries, is a party or subject to or bound by any judgment, decree, injunction, order, or ruling of any Governmental Entity.

(m)           Regulatory Actions.  Since January 1, 2016, neither Bancorp nor the Bank, nor any of their respective Subsidiaries, has been a party to or subject to any cease and desist order, prompt corrective action directive, written agreement, or memorandum of understanding issued by or with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order, or directive by, any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, cease and desist order, prompt corrective action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. To the Knowledge of the Foothills Parties, there are no facts or circumstances which could reasonably be expected to result in any Governmental Entity issuing or requesting any such action, proceeding, order, directive, cease and desist order, prompt corrective action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. There are no material unresolved violations, criticisms, or exceptions noted by any Governmental Entity in or with respect to any report or statement relating to any examination or inspection of Bancorp or the Bank or any of their respective Subsidiaries. Since January 1, 2016, there have been no material formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or material disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies, or procedures of Bancorp or the Bank or any of their respective Subsidiaries.

(n)           Compliance with Laws; Deposit Insurance.

(i)            The Foothills Parties and their respective Subsidiaries have at all times since January 1, 2016, complied with, and are currently in compliance with, in all material respects, all applicable Laws, including without limitation Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto; the Equal Credit Opportunity Act, as amended; the Fair Housing Act, as amended; the Fair Credit Reporting Act, as amended; the Truth in Lending Act of 1968, as amended; the Community Reinvestment Act of 1977, as amended (the “CRA”); the Home Mortgage Disclosure Act of 1975, as amended; the Bank Secrecy Act of 1970, as amended; the USA PATRIOT Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended; all Laws relating to data protection or privacy; and all other applicable anti-money laundering Laws, fair lending Laws, and Laws relating to discriminatory lending, financing, leasing, or business practices or the origination, sale, or servicing of mortgage loans. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Foothills Material Adverse Effect, the Foothills Parties and their respective Subsidiaries have, and have at all times had, all permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals, and have made all filings, applications, and registrations with all Governmental Entities, that are required in order to permit them to own, lease, and operate their properties and assets and to carry on their respective businesses as heretofore or presently conducted, and all such permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals are in full force and effect and no suspension or cancellation of any of them is threatened.

(ii)           The deposits of the Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (the “FDIA”) to the fullest extent permitted by Law, and the Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of the Foothills Parties, threatened.

(o)           Taxes.

(i)            The Foothills Parties and their respective Subsidiaries have timely filed all Tax Returns required to be filed by or with respect to them (the “Foothills Returns”). Neither the Foothills Parties nor any of their respective Subsidiaries currently are the beneficiary of any extension of time within which to file any Foothills Returns. All of the Foothills Returns are true, correct, and complete, and all Taxes due and payable by the Foothills Parties and their respective Subsidiaries with respect to the periods covered by such Foothills Returns have been paid (whether or not shown on any Foothills Returns). The accruals and reserves for Taxes reflected in the Interim Foothills Financials are adequate, in accordance with GAAP, to cover all unpaid Taxes of Bancorp and its Subsidiaries for periods ending on or prior to the date(s) of the Interim Foothills Financials, and all such accruals and reserves for Taxes, as adjusted for operations and transactions and the passage of time for periods ending on or prior to the Closing Date in accordance with past custom and practice of Bancorp and its Subsidiaries, will be adequate, in accordance with GAAP, to cover all unpaid Taxes of Bancorp and its Subsidiaries accruing through the Closing Date. No claim (whether formal or informal) has ever been made against the Foothills Parties or any of their respective Subsidiaries by an authority in a jurisdiction where Bancorp or the Bank or their respective Subsidiaries do not file Tax Returns that Bancorp or the Bank or any of their respective Subsidiaries are or may be subject to taxation in that jurisdiction. No outstanding agreement, arrangement, extension, or waiver of or with respect to the limitation period applicable to any Foothills Return has been agreed to or entered into or granted (by the Foothills Parties or any other Person), and no such agreement, arrangement, extension, or waiver has been requested, formally or informally, by or from the Foothills Parties or any of their respective Subsidiaries, and neither the Foothills Parties nor any of their respective Subsidiaries has executed or is bound by any extension or waiver of any statute of limitations on the assessment or collection of any Tax.

(ii)           All estimated Taxes required to be paid by or with respect to, or in respect of the operations of, the Foothills Parties or any of their respective Subsidiaries have been paid to the proper taxing authorities. All Taxes that the Foothills Parties or any of their respective Subsidiaries are or were required to withhold or collect in connection with any amounts paid or owing to any employee, director, independent contractor, shareholder, nonresident, creditor, or other third party (including amounts paid or owing by or to the Foothills Parties or any of their respective Subsidiaries and any such Taxes due as a result of a plan intended to be a “nonqualified deferred compensation plan” under Section 409A(d)(1) of the Code that has not been operated in good faith compliance with Section 409A of the Code and associated guidance) have been duly withheld or collected and have been paid, to the extent required, to the proper taxing authorities; the Foothills Parties and their respective Subsidiaries have complied with all information reporting and backup withholding requirements, including the maintenance of required records, with respect to such amounts; and the Foothills Parties and their respective Subsidiaries have paid all employer contributions and premiums and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code and other applicable Laws.

(iii)          Set forth on Schedule 4.2(o)(iii) of the Foothills Disclosure Memorandum is a true, correct, and complete list of all Foothills Returns filed by or with respect to the Foothills Parties or any of their respective Subsidiaries with respect to any taxable periods ended on or after December 31, 2014, and the Foothills Parties have delivered or made available to SmartFinancial true, correct and complete copies of all of such Foothills Returns. The Foothills Parties have delivered or made available to SmartFinancial true, correct, and complete copies of all audit reports, statements of deficiencies, and similar documents issued by a Governmental Entity relating to the Foothills Returns which the Foothills Parties have in their possession or control. Set forth on Schedule 4.2(o)(iii) of the Foothills Disclosure Memorandum is a true, correct, and complete list of all deficiencies proposed as a result of Governmental Entity audits, all of which have been paid or, as set forth on such schedule, have been settled or are being contested in good faith in appropriate proceedings.

(iv)          No audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding is pending or, to the Knowledge of the Foothills Parties, threatened against or with respect to the Foothills Parties or any of their respective Subsidiaries in respect of any Taxes or Tax matters, and to the Knowledge of the Foothills Parties there are no facts or circumstances that could reasonably be expected to give rise to any such audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding. There are no unsatisfied Liabilities for Taxes with respect to any notice of deficiency or similar document received by the Foothills Parties or any of their respective Subsidiaries with respect to any Taxes. No deficiencies have been asserted against the Foothills Parties or any of their respective Subsidiaries as a result of an examination by a taxing authority and no issue has been raised by any examination conducted by any taxing authority that, by application of the same principles, might result, individually or in the aggregate, in a proposed material deficiency for any other period not so examined. There are no Liens for Taxes upon any of the properties or assets of the Foothills Parties or any of their respective Subsidiaries, other than statutory Liens for current Taxes not yet due and payable for which adequate reserves have been established.

(v)           Neither Bancorp nor the Bank, nor any of their respective Subsidiaries, has granted to any Person a power of attorney with respect to any Taxes or Tax matters that is currently in effect. Neither Bancorp nor the Bank, nor any of their respective Subsidiaries, is subject to any private letter ruling of the IRS or any comparable ruling of any other taxing authority, and no request for any such ruling is pending. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision), or any similar provision of Law, has been entered into by or with respect to Bancorp or the Bank or any of their respective Subsidiaries.

(vi)          There is no Contract or plan (including without limitation this Agreement and the arrangements contemplated hereby) covering any director, officer, employee, or independent contractor, or any former director, officer, employee, or independent contractor, of Bancorp or the Bank or any of their respective Subsidiaries that, individually or collectively with any other such Contracts or plans, will, or could reasonably be expected to, (A) give rise, directly or indirectly, to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (as determined without regard to Section 280G(b)(4) of the Code), except those payments that will not be made in the absence of shareholder approval in accordance with the requirements of Section 280G(b)(5)(B) of the Code, or (B) subject any such Person to additional taxes under Section 409A of the Code. Neither Bancorp nor the Bank, nor any of their respective Subsidiaries, is a party to or bound by any Contract or plan, or has any obligation (current or contingent), to compensate any Person for Tax-related payments, including Taxes paid pursuant to Section 4999 of the Code and Taxes under Section 409A of the Code. All disqualified individuals (as defined in Section 280G(c) of the Code) with respect to Bancorp and the Bank and each of their respective Subsidiaries are set forth on Schedule 4.2(o)(vi) of the Foothills Disclosure Memorandum.

(vii)         Except as set forth on Schedule 4.2(o)(vii) of the Foothills Disclosure Memorandum, (A) neither Bancorp nor the Bank, nor any of their respective Subsidiaries, has at any time been a member of a group with which it has filed or been included in a combined, consolidated, or unitary Tax Return; (B) neither Bancorp nor the Bank, nor any of their respective Subsidiaries, is or has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar Contract; and (C) neither Bancorp nor the Bank, nor any of their respective Subsidiaries, is liable for the Taxes of any other Person, whether as a transferee or successor, by Contract (including any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement), or otherwise.

(viii)        The Foothills Parties and their respective Subsidiaries are, and have at all times been, in compliance with the provisions of Section 6011, Section 6111, and Section 6112 of the Code relating to tax shelter disclosure, registration, list maintenance, and record keeping, and with the Treasury Regulations thereunder (including any predecessor or successor Code provisions or Treasury Regulations, as applicable), and neither the Foothills Parties nor their respective Subsidiaries have at any time engaged in or entered into (A) any transaction that would be defined as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), (B) any confidential corporate tax shelter within the meaning of Treasury Regulations Section 1.6111-2, or (C) any “listed transaction” within the meaning of Treasury Regulations Section 1.6011, Section 301.6111, or Section 301.6112, or any transaction that would have been such a “listed transaction” if current Law was in effect at the time the transaction was entered into. No IRS Form 8886 has been filed with respect to the Foothills Parties or any of their respective Subsidiaries. Neither Bancorp nor the Bank, nor any of their respective Subsidiaries, has entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax Liability in a jurisdiction outside the United States with respect to which there is a significant risk of challenge of such transaction by a Governmental Entity in a jurisdiction outside the United States. The Foothills Parties and their respective Subsidiaries have disclosed on all Foothills Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code. Neither Bancorp nor the Bank, nor any of their respective Subsidiaries, has incurred, and no state of affairs exist that could result in Bancorp or the Bank, or any of their respective Subsidiaries, incurring, any penalty under Section 6662(e) of the Code.

(ix)          None of the assets, properties, or rights of the Foothills Parties or their respective Subsidiaries (A) are “tax-exempt use property” within the meaning of Section 168(h) of the Code, (B) are assets, properties, or rights required to be treated as owned by any other Person pursuant to the so-called “safe harbor lease” provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986, or (C) directly or indirectly secure any debt the interest on which is Tax-exempt under Section 103(a) of the Code. Neither the Bancorp Parties nor any of their respective Subsidiaries have participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. Neither Bancorp nor the Bank, nor any of their respective Subsidiaries, has a “permanent establishment” within the meaning of any applicable Tax law in any foreign jurisdiction, nor is Bancorp or the Bank, or any of their respective Subsidiaries, required to file any Tax Returns in any foreign jurisdiction. No Subsidiary of Bancorp or the Bank which is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code has a permanent establishment within the United States or derives any income effectively connected with the conduct of a trade or business within the United States.

(x)           Set forth on Schedule 4.2(o)(x) of the Foothills Disclosure Memorandum is a true, correct, and complete list of (i) all Tax abatement, Tax reduction, Tax credit, and similar agreements or programs to which the Foothills Parties or their respective Subsidiaries are parties or in which the Foothills Parties or their respective Subsidiaries participate and (ii) the amount of each Tax abatement, Tax reduction, Tax credit, or similar benefit that the Foothills Parties or their respective Subsidiaries have received as of the date hereof and the period(s) to which each such Tax abatement, Tax reduction, Tax credit, or similar benefit applied. The consummation of the transactions contemplated by this Agreement will not result in any recoupment, claw-back, or decrease in any such Tax abatement, Tax reduction, Tax credit, or similar benefit.

(xi)          Neither Bancorp or the Bank nor any of their respective Subsidiaries has ever distributed stock of another Person or had its stock distributed by another Person in a transaction that purported or was intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Neither Bancorp or the Bank nor any of their respective Subsidiaries is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Foothills Parties or their respective Subsidiaries, and the IRS has not proposed any such change in accounting method. Neither Bancorp or the Bank nor any of their respective Subsidiaries is or, during the five-year period immediately preceding the date of this Agreement, has been an “S” corporation within the meaning of Section 1361(a)(1) of the Code.

(xii)         For purposes of this Section 4.2(o), (A) references to Bancorp shall be deemed to include any predecessor to Bancorp, any Person which merged or was liquidated with or into Bancorp, any direct or indirect Subsidiary of Bancorp, and any Person from which Bancorp has incurred any Liability for Taxes as a result of transferee liability and (B) references to the Bank shall be deemed to include any predecessor to the Bank, any Person which merged or was liquidated with or into the Bank, any direct or indirect Subsidiary of the Bank, and any Person from which the Bank has incurred any Liability for Taxes as a result of transferee liability.

(p)           Material Contracts.

(i)            Set forth on Schedule 4.2(p)(i) of the Foothills Disclosure Memorandum is a true, correct, and complete list of the following Contracts to which Bancorp or the Bank, or any of their respective Subsidiaries, is a party, by which Bancorp or the Bank, or any of their respective Subsidiaries, is bound, or to which Bancorp or the Bank, or any of their respective Subsidiaries, or any of the properties or assets of Bancorp or the Bank, or any of their respective Subsidiaries, are subject (whether or not actually set forth on such schedule, collectively, the “Foothills Material Contracts”):

(A)          Any Contract (other than Contracts for Foothills Loans made in the ordinary course of business) that involves, or could reasonably be expected to involve, annual receipts or disbursements of $25,000 or more or aggregate receipts or disbursements of $100,000 or more over the life of the Contract;

(B)          Any Contract that requires Bancorp or the Bank, or any of their respective Subsidiaries, to purchase all of its requirements for a given product, good, or service from a given Person;

(C)          Any Contract that provides for the indemnification by Bancorp or the Bank, or any of their respective Subsidiaries, of any Person, or the express assumption by Bancorp or the Bank, or any of their respective Subsidiaries, of any Tax, environmental, or other Liability of any Person;

(D)          Any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by Bancorp or the Bank, or any of their respective Subsidiaries, after the date of this Agreement of properties, assets, or securities with a fair market value of $25,000 or more;

(E)          Any employment agreement, consulting agreement, severance agreement, change of control agreement, bonus agreement, salary continuation agreement, deferred compensation agreement, stock option agreement, restricted stock agreement, non-competition agreement, non-solicitation agreement, confidentiality or non-disclosure agreement, or other Contract with any current or former director, officer, employee, or independent contractor of or to Bancorp or the Bank or any of their respective Subsidiaries (excluding commercially standard confidentiality and non-disclosure provisions included in vendor agreements entered into by the Foothills Parties in the ordinary course of business);

(F)          Any Contract not disclosed under Section 4.2(p)(i)(E) with or for the benefit of any shareholder, director, officer, employee, independent contractor, or Affiliate of Bancorp or the Bank or any of their respective Subsidiaries, or any Affiliate of or member of the immediate family of any such Person;

(G)          Any Contract under which any payment (whether change of control, severance, or otherwise) will become due to any current or former director, officer, employee, independent contractor, or other service provider as of result of or upon the execution or delivery of this Agreement or the consummation of the any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

(H)         Any Contract that provides for compensation or benefits that will be increased, or under which compensation or benefits will be accelerated, as of result of or upon the execution or delivery of this Agreement or the consummation of the any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), or that provides for compensation or benefits the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(I)           Any Contract that provides for any payments by Bancorp or the Bank, or any of their respective Subsidiaries, upon a change of control;

(J)           Any Contract that limits or purports to limit the right of Bancorp or the Bank, or any of their respective Subsidiaries, to engage in any line of business, compete with any Person, or operate in any geographic location;

(K)         Any partnership, joint venture, limited liability company, or similar Contract;

(L)          Any Contact with respect to the ownership, occupancy, management, lease (as lessor, lessee, or otherwise), or operation of real property;

(M)        Any data processing or information technology Contract;

(N)         Any Contract that grants to any Person any right of first refusal, right of first offer, or similar right with respect to any assets, rights, properties, or securities of Bancorp or the Bank or any of their respective Subsidiaries;

(O)         Any Contract that relates to indebtedness of or borrowings of money by Bancorp or the Bank, or any of their respective Subsidiaries, in excess of $25,000 (other than Federal Home Loan Bank borrowings and repurchase agreements with customers entered into in the ordinary course of business);

(P)          Any Contract relating to the acquisition, transfer, sale, or issuance of, or affecting or dealing with, any securities of Bancorp or the Bank or any of their respective Subsidiaries, including without limitation any voting, shareholders, or underwriting agreement;

(Q)         Any Contract not terminable on 30 days or less notice without any payment or penalty and involving disbursements or payments by Bancorp or the Bank or any of their respective Subsidiaries in excess of $25,000 per annum or in excess of $100,000 over the life of the Contract; and

(R)          Any other Contract not disclosed pursuant to subsections (A)-(Q) of this Section 4.2(p)(i) that is material to Bancorp or the Bank or any of their respective Subsidiaries or the business, operations, or financial condition of Bancorp or the Bank or any of their respective Subsidiaries.

(ii)          A true, correct, and complete copy (or, in the case of any oral Contract, a complete and accurate written description) of each Foothills Material Contract, as amended through the date of this Agreement, has been previously provided or made available to SmartFinancial. Each of the Foothills Material Contracts is in full force and effect and is a valid and binding obligation of Bancorp or the Bank or their respective Subsidiaries, as applicable, and each of the other parties thereto, enforceable against Bancorp or the Bank or their respective Subsidiaries, as applicable, and each of the other parties thereto in accordance with its terms. Bancorp and the Bank and their respective Subsidiaries have performed all duties and obligations required to be performed by them under each Foothills Material Contract. Neither Bancorp or the Bank or any of their respective Subsidiaries nor any other party thereto is in breach or violation of or default under any Foothills Material Contact, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach, violation, or default. No event has occurred and no circumstance or condition exists that, with or without notice or lapse of time or both, gives any Person, or will or could give any Person, (A) the right to declare a breach or default or exercise any remedy under any Foothills Material Contract, (B) the right to accelerate the maturity of or performance under any Foothills Material Contract, or (C) the right to cancel, terminate, or modify any Foothills Material Contract.

(iii)          Except as set forth on Schedule 4.2(p)(iii) of the Foothills Disclosure Memorandum, (A) no consents, approvals, waivers, or notices are required to be obtained, given, or delivered pursuant to the terms of any Foothills Material Contract as a result of the Foothills Parties’ execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby and (B) assuming the consents, approvals, waivers, and notices referred to in clause (A) are obtained, given, and delivered, neither the Foothills Parties’ execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated hereby will result in any Person having the right to declare a breach or default or exercise any remedy under any Foothills Material Contract; accelerate the maturity of or performance under any Foothills Material Contract; or cancel, terminate, or modify any Foothills Material Contract.

(q)           Intellectual Property; Information Technology Systems.

(i)            Set forth on Schedule 4.2(q)(i) of the Foothills Disclosure Memorandum is a true, correct, and complete list, and where appropriate a description, of all of the Intellectual Property owned, leased, or licensed by Bancorp or the Bank or any of their respective Subsidiaries, or used by Bancorp or the Bank or any of their respective Subsidiaries in the conduct of their respective businesses (collectively, the “Foothills Intellectual Property”). All required filings and fees related to Foothills Intellectual Property registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Foothills Intellectual Property registrations are in good standing.

(ii)           Set forth on Schedule 4.2(q)(ii) of the Foothills Disclosure Memorandum is a true, correct, and complete list of all licenses and other Contracts relating to or affecting the Foothills Intellectual Property. There is no breach or default or alleged breach or default by the Foothills Parties or their respective Subsidiaries or, to the Knowledge of the Foothills Parties, any third party of or under any such license or other Contract, and to the Knowledge of the Foothills Parties there is no state of facts or circumstances which, with or without notice or lapse of time or both, would constitute such a breach or default. The Foothills Parties have previously provided to SmartFinancial true, correct, and complete copies (or, in the case of any oral Contract, a complete and accurate written description) of the above-mentioned licenses and other Contracts, including all modifications, amendments, and supplements thereto and waivers thereunder.

(iii)          Bancorp or the Bank, or one of their respective Subsidiaries, is the sole and exclusive owner of all of the Foothills Intellectual Property not leased or licensed to Bancorp or the Bank or one of their respective Subsidiaries, free and clear of any Liens, and, with respect to any Foothills Intellectual Property leased or licensed to Bancorp or the Bank or one of their respective Subsidiaries, has a valid and enforceable lease, license, or other right to use such Foothills Intellectual Property, and except as set forth on Schedule 4.2(q)(iii) of the Foothills Disclosure Memorandum, no leases, licenses, or other rights have been granted by Bancorp or the Bank or their respective Subsidiaries to third Persons with respect to any such Foothills Intellectual Property. Bancorp and the Bank and their respective Subsidiaries own or possess all requisite rights to use all of the Foothills Intellectual Property required or necessary for the conduct of the business of Bancorp and the Bank and their respective Subsidiaries as presently conducted, without any conflict with the rights of others or any known use by others which conflicts with the rights of Bancorp or the Bank or any of their respective Subsidiaries. Neither Bancorp nor the Bank, nor any of their respective Subsidiaries, owes any royalties, honoraria, or fees to any Person by reason of the use by Bancorp or the Bank or any of their respective Subsidiaries of any of the Foothills Intellectual Property. Neither Bancorp nor the Bank, nor any of their respective Subsidiaries, has received notice of, and to the Knowledge of the Foothills Parties there is no basis for, any claimed conflict with respect to any of the Foothills Intellectual Property or any claim against Bancorp or the Bank or any of their respective Subsidiaries that their respective operations, activities, products, publications, goods, or services infringe upon any patent, trademark, trade name, copyright, or other intellectual property or proprietary right of a third party, or that Bancorp or the Bank or any of their respective Subsidiaries is illegally or otherwise impermissibly using any patent, trademark, trade name, copyright, trade secret, or other intellectual property or proprietary right of others, nor has there been any claim or assertion that any of the Foothills Intellectual Property is invalid or defective in any way.

(iv)          Set forth on Schedule 4.2(q)(iv) of the Foothills Disclosure Memorandum is a true, correct, and complete list of all consents, waivers, authorizations, and approvals with respect to or involving the Foothills Intellectual Property that must be obtained, and all filings that must be made and all other actions that must be taken in respect of the Foothills Intellectual Property, in connection with the Parties’ execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated by this Agreement; provided that the need to record the transactions contemplated by this Agreement against all registered or recorded Foothills Intellectual Property does not have to be expressly identified on Schedule 4.2(q)(iv) of the Foothills Disclosure Memorandum.

(v)           All information technology and computer systems (including software, information technology and telecommunications hardware, and other equipment) relating to or for the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information, whether or not in electronic format, necessary for or used in the conduct of the businesses of the Foothills Parties and their respective Subsidiaries (collectively, the “Foothills IT Systems”) have, to the Knowledge of the Foothills Parties, been properly maintained by technically competent personnel, in accordance with standards set by manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring, and use. The Foothills IT Systems are in good working condition to effectively perform all information technology (including data processing) operations necessary to conduct business as currently conducted. Since January 1, 2016, neither Bancorp nor the Bank, nor any of their respective Subsidiaries, has experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown, or other failure or deficiency in or of the Foothills IT Systems. The Foothills Parties and their respective Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary for the conduct of their respective businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses. Neither Bancorp nor the Bank, nor any of their respective Subsidiaries, is in breach of or default under any Contract relating to any of the Foothills IT Systems.

(vi)          The Foothills Parties and their respective Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard, and maintain the confidentiality, integrity, and security of (A) their information technology systems and software owned or purported to be owned by them and (B) all information, data, and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable Laws (the “Foothills Data”), against any unauthorized or improper use, access, transmittal, interruption, modification, or corruption. The Foothills Parties and their respective Subsidiaries are in compliance with applicable federal and state confidentiality and data security Laws, including without limitation Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Foothills Parties pursuant to 12 C.F.R. Part 364, and all industry standards applicable to the Foothills Data, including card association rules and the payment card industry data security standards. There currently are not any, and since January 1, 2016, there have not been any, pending or, to the Knowledge of the Foothills Parties, threatened claims or written complaints with respect to unauthorized access to or breaches of the security of (A) any of the Foothills Parties’ or their respective Subsidiaries’ information technology systems or (B) Foothills Data or any other such information collected, maintained, or stored by or on behalf of the Foothills Parties or their respective Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise, or disclosure thereof).

(r)            Labor and Employment Matters.

(i)            The Foothills Parties and their respective Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither Bancorp nor the Bank, nor any of their respective Subsidiaries, is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement or contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Bancorp or the Bank, or any of their respective Subsidiaries, the subject of any proceeding in which it is asserted that Bancorp or the Bank, or any of their respective Subsidiaries, has committed an unfair labor practice or seeking to compel Bancorp or the Bank, or any of their respective Subsidiaries, to bargain with any labor organization as to wages and conditions of employment, nor, to the Knowledge of the Foothills Parties, has any such proceeding been threatened, nor is there any strike, labor dispute, or organizational effort involving Bancorp or the Bank, or any of their respective Subsidiaries, pending or, to the Knowledge of the Foothills Parties, threatened.

(ii)           Set forth on Schedule 4.2(r)(ii) of the Foothills Disclosure Memorandum is (A) a true, correct, and complete list of all employees (including any leased or temporary employees) of Bancorp or the Bank or their respective Subsidiaries; (B) each such employee’s current rate of compensation and bonus or incentive compensation arrangements; and (C) each such employee’s date of hire and accrued vacation, sick leave, personal leave, and paid time off, as applicable. Set forth or identified on Schedule 4.2(r)(ii) of the Foothills Disclosure Memorandum are the names of any employees of Bancorp or the Bank or their respective Subsidiaries who are absent from work due to a leave of absence (including without limitation in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who are receiving workers’ compensation or disability compensation. There are no unpaid wages, salaries, bonuses, commissions, or other amounts owed to any employee or former employee of Bancorp or the Bank or any of their respective Subsidiaries.

(iii)          To the Knowledge of the Foothills Parties, no director, officer, employee, or independent contractor of or to Bancorp or the Bank or any of their respective Subsidiaries is a party to or otherwise bound by any Contract, including without limitation any confidentiality, non-competition, non-solicitation, or proprietary rights agreement, that could adversely affect the ability of Bancorp or the Bank or any of their respective Subsidiaries to conduct its business as currently conducted or the ability of such Person to perform and carry out such Person’s duties or responsibilities.

(iv)          Neither Bancorp nor the Bank, nor any of their respective Subsidiaries, has classified any Person as an “independent contractor” or any similar status who, under applicable Law or the provisions of any Foothills Benefit Plan (as defined below), should have been classified as an employee. Neither Bancorp nor the Bank, nor any of their respective Subsidiaries, has any Liability for improperly excluding any Person who provides or has provided services to Bancorp or the Bank or any of their respective Subsidiaries in any capacity from participating in any Foothills Benefit Plan.

(v)          Except as set forth on Schedule 4.2(r)(v) of the Foothills Disclosure Memorandum, as of the date of this Agreement, none of the officers or other employees of Bancorp or the Bank (or any of their respective Subsidiaries) with a title of branch manager or higher have informed Bancorp or the Bank (or any of their respective Subsidiaries) of their intent, and the Foothills Parties do not have Knowledge that any of the officers or other employees of Bancorp or the Bank (or any of their respective Subsidiaries) with a title of branch manager or higher have an intention, to terminate their employment with Bancorp or the Bank (or any of their respective Subsidiaries) during the next 12 months, including in connection with the transactions contemplated by this Agreement.

(vi)          There is no pending or, to the Knowledge of the Foothills Parties, threatened suit, action, claim, or legal, administrative, arbitration, or other proceeding by or on behalf of any current or former employee of Bancorp or the Bank or any of their respective Subsidiaries, including without limitation any suit, action, claim, or legal, administrative, arbitration, or other proceeding alleging noncompliance with applicable Laws respecting employment, employment practices, wages and hours, or terms and conditions of employment (but excluding workers’ compensation matters), which if adversely determined would, individually or in the aggregate, reasonably be expected to have a Foothills Material Adverse Effect, and to the Knowledge of the Foothills Parties there are no facts or circumstances that could reasonably be expected to give rise to any such suit, action, claim, or legal, administrative, arbitration, or other proceeding.

(s)           Benefit Plans.

(i)            Set forth on Schedule 4.2(s)(i) of the Foothills Disclosure Memorandum is a true, correct, and complete list of all pension, retirement, salary continuation, stock option, restricted stock, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, disability, severance, change of control, fringe benefit, incentive, cafeteria or Code Section 125, welfare, and other benefit plans, contracts, agreements, and arrangements, including without limitation “employee benefit plans” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans, and arrangements, including split dollar life insurance arrangements, and all trust agreements and funding arrangements related thereto, which are or have been maintained, sponsored, or contributed to (or required to be contributed to) by Bancorp or the Bank or an ERISA Affiliate for the benefit of or with respect to any present or former directors, officers, employees, independent contractors, or consultants of Bancorp or the Bank or any of their respective Subsidiaries, or any spouse or dependent of any such Person, or under which Bancorp or the Bank or an ERISA Affiliate has or may have any Liability or with respect to which SmartFinancial or an ERISA Affiliate could reasonably be expected to have any Liability, contingent or otherwise (herein referred to collectively as the “Foothills Benefit Plans”), including any and all plans or policies offered to employees of Bancorp or the Bank, or any of their respective Subsidiaries, with respect to which Bancorp or the Bank or an ERISA Affiliate has claimed or is claiming the safe harbor for “voluntary plans” under ERISA for group and group-type insurance arrangements (“Foothills Voluntary Plans”). The Foothills Parties have previously delivered or made available to SmartFinancial true, correct, and complete copies of all plans, contracts, agreements, arrangements, and other documents required to be set forth in Schedule 4.2(s)(i) of the Foothills Disclosure Memorandum, along with, where applicable, copies of the IRS Form 5500 for the most recently completed year. There has been no announcement or commitment by Bancorp or the Bank, or any of their respective Subsidiaries, to create any additional Foothills Benefit Plan, to amend any Foothills Benefit Plan (except for amendments required by applicable Law which do not materially increase the cost of such Foothills Benefit Plan), or to terminate any Foothills Benefit Plan. Each Foothills Benefit Plan that provides for the payment of “deferred compensation,” including any employment, change of control, stock option, or salary continuation agreement between Bancorp or the Bank or any of their respective Subsidiaries and any current or former director, officer, or employee, complies with Section 409A of the Code.

(ii)           There is no pending, threatened, or suspected claim, litigation, action, administrative action, suit, audit, arbitration, mediation, or other proceeding relating to any Foothills Benefit Plan. All of the Foothills Benefit Plans comply in all material respects with applicable requirements of ERISA and the Code and other applicable Laws (including without limitation the portability, privacy, and security provisions of the Health Insurance Portability and Accountability Act of 1996, as amended; the Patient Protection and Affordable Care Act of 2009, as amended; the coverage continuation requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act, as amended; the Mental Health Parity Act of 1996, as amended; the Mental Health Parity and Addiction Equity Act of 2008, as amended; the Uniformed Services Employment and Reemployment Rights Act, as amended; the Newborns’ and Mothers’ Health Protection Act of 1996, as amended; the Women’s Health and Cancer Rights Act, as amended; and the Genetic Information Nondiscrimination Act of 2008, as amended), and have been established, maintained, and administered in compliance, in all material respects, with all applicable requirements of ERISA and the Code and other applicable Laws and the terms and provisions of all documents, contracts, or agreements establishing the Foothills Benefit Plans or pursuant to which they are maintained or administered. There are no existing circumstances and no event has occurred that would reasonably be expected to adversely affect the qualified status of any Foothills Benefit Plan. No audit of any Foothills Benefit Plan by the IRS or the United States Department of Labor is ongoing or, to the Knowledge of the Foothills Parties, threatened or was ongoing or closed, or to the Knowledge of the Foothills Parties threatened, at any time during the past five years. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Foothills Benefit Plan that is likely to result in, or has already resulted in, the imposition of any penalties or Taxes upon Bancorp or the Bank or any of their respective Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.

(iii)          No Liability to the Pension Benefit Guaranty Corporation has been, or is expected by the Foothills Parties or their respective Subsidiaries to be, incurred with respect to any Foothills Benefit Plan that is subject to Title IV of ERISA (a “Foothills Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Bancorp or the Bank or any ERISA Affiliate. No Foothills Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Foothills Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Foothills Pension Plan as of the end of the most recent plan year ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Foothills Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the reporting requirement has not been waived has been required to be filed for any Foothills Pension Plan within the 12-month period ending on the date of this Agreement. Neither Bancorp nor the Bank, nor any of their respective Subsidiaries, has provided or is required to provide security to any Foothills Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither Bancorp nor the Bank, nor any of their respective Subsidiaries or any ERISA Affiliate, has contributed to or been obligated to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(iv)          Each Foothills Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Foothills Qualified Plan”) has received a current favorable determination letter from the IRS (or, in the case of an IRS pre-approved plan, the pre-approved plan has a current IRS opinion or advisory letter upon which the Foothills Parties are entitled to rely under applicable IRS guidance), and to the Knowledge of the Foothills Parties there are no facts or circumstances that could result in the revocation of any such favorable determination letter. Each Foothills Qualified Plan, if any, that is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder in all material respects, and any assets of any such Foothills Qualified Plan that, as of the end of the most recent plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

(v)           Except as set forth on Schedule 4.2(s)(v) of the Foothills Disclosure Memorandum, neither Bancorp nor the Bank, nor any of their respective Subsidiaries, has any obligations for post-retirement or post-employment benefits under any Foothills Benefit Plan that cannot be amended or terminated upon 60 days or less notice without incurring any Liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code or similar state Laws, the cost of which is borne by the insured individuals.

(vi)          All contributions and payments (both employer and employee) required to be made with respect to any Foothills Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable (both employer and employee) with respect to insurance policies funding any Foothills Benefit Plan, for any period through the date hereof have been timely made or paid in full by the applicable due date, with extensions, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected or reserved against in the Interim Foothills Financials to the extent required by GAAP or regulatory accounting requirements. Each Foothills Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (B) is unfunded. Any unfunded Foothills Benefit Plan pays benefits solely from the general assets of Bancorp or the Bank, or their applicable Subsidiary, for which arrangement the establishment of a trust under ERISA is not required. All unfunded benefits for which claims have been filed under a Foothills Benefit Plan have been or are being processed for payment or otherwise adjudicated in accordance with the terms of the applicable Foothills Benefit Plan and paid (to the extent payment is due), or will be paid, within the customary, normal, and routine claims processing and payment time frames followed by the Foothills Benefit Plan and as required by ERISA. No unfunded Foothills Benefit Plan is delinquent in the payment of benefits, and neither Bancorp nor the Bank, nor any of their respective Subsidiaries, is delinquent in making its required contributions to any such unfunded Foothills Benefit Plan so that the Foothills Benefit Plan can pay benefits on a timely basis.

(vii)        All required reports, notice, disclosures, and descriptions (including without limitation Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1, and summary plan descriptions) have been timely filed or distributed in accordance with applicable Law with respect to each Foothills Benefit Plan. All required Tax filings with respect to each Foothills Benefit Plan have been made, and any Taxes due in connection with such filings have been paid. Since January 1, 2016, neither Bancorp nor the Bank, nor any of their respective Subsidiaries, has filed or been required to file with the IRS a Form 8928 in order to self-report any health plan violations which are subject to excise taxes under applicable provisions of the Code, and there are no facts or circumstances that could reasonably be expected to result in Bancorp or the Bank, or any of their respective Subsidiaries, being required by the Code to file any such Form 8928.

(viii)        Except as set forth on Schedule 4.2(s)(viii) of the Foothills Disclosure Memorandum, neither Bancorp nor the Bank, nor any of their respective Subsidiaries, is a party to or bound by any Contract (including without limitation any severance, change of control, salary continuation, or employment agreement) that will, as a result or consequence of the execution or delivery of this Agreement, shareholder approval of this Agreement or the transactions contemplated hereby, or the consummation of the transactions, including the Parent Merger or the Bank Merger, contemplated hereby, either alone or in connection with any other event, (A) entitle any current or former director, officer, employee, independent contractor, or consultant of Bancorp or the Bank, or of any of their respective Subsidiaries, to severance pay or change of control or other benefits, or any increase in severance pay or other benefits (whether upon termination of employment or termination of such Contract after the date hereof or otherwise), (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any withdrawal liability under or any other material obligation pursuant to any of the Foothills Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Foothills Benefit Plans, or (D) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or the imposition of any Tax under Section 409A of the Code or the forgiveness of any indebtedness.

(ix)          Each Foothills Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with Section 409A of the Code and has been administered (A) in good faith compliance with Section 409A of the Code during the period beginning October 1, 2004, through December 31, 2008, and (B) in compliance with Section 409A of the Code since January 1, 2009.

(x)           Persons being provided coverage under each Foothills Benefit Plan are described in such Foothills Benefit Plan as being eligible for coverage under such Foothills Benefit Plan, and neither Bancorp nor the Bank, nor any of their respective Subsidiaries, has any Liability for improperly including any Person as a participant in any Foothills Benefit Plan in which such Person is or was not eligible for coverage.

(xi)          No Person is entitled to receive any additional payment (including without limitation any Tax gross-up or similar payment) from Bancorp or the Bank or any of their respective Subsidiaries as a result of the imposition of any excise Taxes under Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(xii)         All of the Foothills Benefit Plans are nondiscriminatory with respect to eligibility and benefits to the extent required under applicable provisions of the Code and other applicable Laws. To the extent required by applicable Law, all of the Foothills Benefit Plans have been approved by the shareholders of Bancorp or the Bank, as applicable, or the shareholders of corporations Bancorp or the Bank has acquired.

(xiii)        All Foothills Voluntary Plans satisfy the regulatory safe-harbor requirements provided by ERISA in order for such Foothills Voluntary Plans to be considered not to be or to have been established, sponsored, or maintained by Bancorp or the Bank or any of their respective Subsidiaries and not to constitute an “employee benefit plan” subject to ERISA.

(t)            Real and Personal Property.

(i)            Set forth on Schedule 4.2(t)(i) of the Foothills Disclosure Memorandum is a true, correct, and complete list (by street address) as of the date of this Agreement of all real property owned by Bancorp or the Bank or any of their respective Subsidiaries, including without limitation property carried on the books of the Bank as “Other Real Estate Owned”  (the “Owned Real Property”), and all real property leased by Bancorp or the Bank or any of their respective Subsidiaries (the “Leased Real Property” and together with the Owned Real Property, collectively, the “Foothills Properties”). Except for the Foothills Properties, as of the date of this Agreement, neither Bancorp nor the Bank nor any of their respective Subsidiaries holds any interest (fee, leasehold, or otherwise) in any real property. Bancorp and the Bank and their respective Subsidiaries have good and marketable title to all of the Owned Real Property (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any and all Liens, except Liens for current Taxes and assessments not yet due and payable for which adequate reserves have been established. There are no unpaid bills or claims for work performed on or at the Foothills Properties other than bills for work that has been performed but which are not yet due and payable. Each lease pursuant to which Bancorp or the Bank or their respective Subsidiaries lease the Leased Real Property is valid, binding, enforceable, and in full force and effect, and neither Bancorp nor the Bank nor any of their respective Subsidiaries, nor any other party to any such lease, is in breach or default under or in violation of any provision of any such lease. The Foothills Parties have previously delivered or made available to SmartFinancial a true, correct, and complete copy of each such lease, including all amendments thereto. Each of the Foothills Properties is in good condition (normal wear and tear excepted), conforms with all applicable ordinances, regulations, and zoning and other Laws, and is reasonably considered by the Foothills Parties to be adequate for the current business of the Foothills Parties and their respective Subsidiaries. None of the buildings, structures, or other improvements located on any of the Foothills Properties encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way and none of the buildings, structures, or other improvements located on any parcel adjoining the Foothills Properties encroaches upon or over any portion of the Foothills Properties.

(ii)           The Foothills Parties and their respective Subsidiaries are entitled to and have exclusive possession of the Leased Real Property. The Foothills Properties are not subject to any other legally binding lease, tenancy, or license or any legally binding agreement to grant any such lease, tenancy, or license that materially interferes with the Foothills Parties’ or their respective Subsidiaries’ use of the Foothills Properties. There is no Person in possession or occupation of, or who has any current right to possession or occupation of, the Foothills Properties other than the Foothills Parties and their respective Subsidiaries. There are no easements of any kind on, in respect of, or affecting the Foothills Properties that materially and adversely affect the rights of the Foothills Parties and their respective Subsidiaries to use the Foothills Properties for the conduct of their business.

(iii)          None of the Foothills Properties, nor any building, structure, fixture, or improvement thereon, is the subject of, or affected by, any condemnation, taking, eminent domain, or inverse condemnation proceeding currently instituted or pending, and the Foothills Parties have no Knowledge that any of the Foothills Properties, or any such building, structure, fixture, or improvement, will or may the subject of, or affected by, any such proceeding. There are no special, general, or other assessment proceedings affecting the Foothills Properties which, if as a result of which a special, general, or other assessment were imposed, would materially increase the cost of using and operating the Foothills Properties as currently used and operated by the Foothills Parties and their respective Subsidiaries.

(iv)          None of the Foothills Properties are located in any special flood hazard area or zone on any official flood hazard map published by the United States Federal Emergency Management Agency or in any wetland area as designated by the United States Army Corps of Engineers, the United States Environmental Protection Agency, or any applicable state or local agency. The Foothills Properties are appropriately zoned for each of the purposes for which they are being used by the Foothills Parties and their respective Subsidiaries.

(v)           Neither Bancorp nor the Bank, nor any of their respective Subsidiaries, has experienced any material restriction in access to or from public roads or any material restriction in access to any utilities, including without limitation water, sewer, drainage, gas, electric, telephone, cable, and internet, used by Bancorp or the Bank or any of their respective Subsidiaries in the operation of their business as presently conducted; there is no pending or, to the Knowledge of the Foothills Parties, threatened governmental action that could prohibit or materially interfere with such access; and, to the Knowledge of the Foothills Parties, no fact or condition exists which, with the passage of time or the giving of notice, or both, may result in the termination of or material reduction or impairment of such access. All existing utilities provided at the Foothills Properties are adequate in all material respects for the Foothills Parties’ and their respective Subsidiaries’ existing use and operation of the Foothills Properties.

(vi)          Bancorp and the Bank and their respective Subsidiaries have good and marketable title to all personal property owned by them, in each case free and clear of any and all Liens. Each lease pursuant to which Bancorp or the Bank, or any of their respective Subsidiaries, leases personal property is valid, binding, enforceable (subject to the Enforceability Exceptions), and in full force and effect, and neither Bancorp nor the Bank, nor any of their respective Subsidiaries, nor to the Knowledge of the Foothills Parties any other party to any such lease, is in default under or in breach or violation of any provision of any such lease. The personal property owned or leased by Bancorp and the Bank and their respective Subsidiaries is in good condition, normal wear and tear excepted, and is sufficient for the carrying on of the business of Bancorp and the Bank and their respective Subsidiaries in the ordinary course consistent with past practice.

(u)           Environmental Matters.

(i)            Each of the Foothills Properties, each of the Foothills Participation Facilities, and, to the Knowledge of the Foothills Parties, each of the Foothills Loan Properties is, and as applicable has been during the period of Bancorp’s or the Bank’s or their respective Subsidiaries’ ownership or operation thereof, in compliance with all Environmental Laws. There is no suit, claim, action, demand, executive or administrative order, investigation, directive, or proceeding pending or, to the Knowledge of the Foothills Parties, threatened against Bancorp or the Bank or any of their respective Subsidiaries, or any Foothills Participation Facility, (A) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Substance, whether or not occurring at or on a site owned, leased, or operated by Bancorp or the Bank or any of their respective Subsidiaries, or any Foothills Participation Facility. To the Knowledge of the Foothills Parties, there is no suit, claim, action, demand, executive or administrative order, directive, investigation, or proceeding pending or threatened against or relating to any Foothills Loan Property (or Foothills or the Bank or any of their respective Subsidiaries in respect of any Foothills Loan Property) and (A) relating to alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Substance, whether or not occurring at or on a Foothills Loan Property. Neither Bancorp nor the Bank, nor any of their respective Subsidiaries, has received any notice, demand letter, executive or administrative order, directive, or request for information from any Governmental Entity or other third party indicating that it is or may be in material violation of or have any material Liability under any Environmental Law.

(ii)           To the Knowledge of the Foothills Parties, there are no underground storage tanks at or on any of the Foothills Properties, any other property operated by Bancorp or the Bank or any of their respective Subsidiaries, or any Foothills Participation Facility. Neither Bancorp nor the Bank nor any of their respective Subsidiaries, nor to the Knowledge of the Foothills Parties any other Person, has closed or removed any underground storage tank on or from any of the Foothills Properties, any other property operated by Bancorp or the Bank or any of their respective Subsidiaries, or any Foothills Participation Facility. To the Knowledge of the Foothills Parties, except as set forth on Schedule 4.2(u)(ii) of the Foothills Disclosure Memorandum, (A) there are no underground storage tanks at or on any of the Foothills Loan Properties, (B) no underground storage tank has been closed or removed on or from any of the Foothills Loan Properties, and (C) none of the Foothills Loan Properties is the site of or was formerly the site of a dry cleaning facility.

(iii)          During the period of (A) the Foothills Parties’ and their respective Subsidiaries’ ownership or operation of the Foothills Properties and (B) the Foothills Parties’ or their respective Subsidiaries’ participation in the management of any Foothills Participation Facility, there has been no contamination by or release of Hazardous Substances in, on, under, or affecting such properties, except for releases of Hazardous Substances, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s). To the Knowledge of the Foothills Parties, prior to the period of (A) the Foothills Parties’ and their respective Subsidiaries’ ownership or operation of the Foothills Properties or (B) the Foothills Parties’ or their respective Subsidiaries’ participation in the management of any Foothills Participation Facility, there was no contamination by or release of Hazardous Substances in, on, under, or affecting such properties, except for releases of Hazardous Substances, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s).

(iv)          The Foothills Parties and their respective Subsidiaries have all permits, licenses, consents, orders, authorizations, and approvals required by the Environmental Laws for the use and occupancy of, and for all operations and activities conducted on, any properties owned, leased, operated, or occupied by the Foothills Parties or their respective Subsidiaries, and the Foothills Parties and their respective Subsidiaries are in compliance in all material respects with all such permits, licenses, consents, orders, authorizations, and approvals. All such permits, licenses, consents, orders, authorizations, and approvals were duly issued, are in full force and effect, and will remain in full force and effect as of and after the Effective Time.

(v)          Fairness Opinion.  Prior to the Parties’ execution of this Agreement, the board of directors of Bancorp has received from Monroe Financial Partners, Inc. an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion dated the same date) to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Bancorp Common Stock.

(w)          Broker Fees.  Except as set forth on Schedule 4.2(w) of the Foothills Disclosure Memorandum, neither Bancorp or the Bank or any of their respective Subsidiaries, nor any of their respective officers, directors, employees, or agents, has engaged or employed any broker, investment banker, or finder or incurred any Liability for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of Bancorp or the Bank or any of their respective Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

(x)            Loan Matters.

(i)            All Loans made, originated, or held by Bancorp or the Bank or any of their respective Subsidiaries (collectively, the “Foothills Loans”) (A) were made or originated for good, valuable, and adequate consideration in the ordinary course of business and (B) were solicited and originated, and are and have been administered and, where applicable, serviced, and the relevant Loan files are and have been being maintained in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable underwriting and servicing standards of the Bank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), and with all applicable Laws. To the Knowledge of the Foothills Parties, none of the Foothills Loans are subject to any defenses, setoffs, or counterclaims, including without limitation any of such as are afforded by usury or truth in lending Laws, subject, however, to the Enforceability Exceptions. The notes or other evidences of indebtedness evidencing the Foothills Loans and all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related thereto are legal, valid, binding, and enforceable (except as enforceability may be limited by the Enforceability Exceptions).

(ii)           Except as set forth on Schedule 4.2(x)(ii) of the Foothills Disclosure Memorandum, neither the terms of any Loan held, originated, made, administered, or serviced by Bancorp or the Bank or any of their respective Subsidiaries, any of the documentation for any such Loan, the manner in which any such Loan has been administered or serviced, nor Bancorp’s or the Bank’s or their respective Subsidiaries’ practices of approving or rejecting Loan applications violate any Law applicable thereto, including without limitation the Truth in Lending Act of 1968, as amended; Regulation B, Regulation O, and Regulation Z of the Federal Reserve; the CRA; the Equal Credit Opportunity Act, as amended; and any state Laws relating to consumer protection, installment sales, or usury.

(iii)          The Foothills Parties’ allowance for loan and lease losses is, and shall be as of the Effective Time, in compliance with their existing methodology for determining the adequacy of their allowance for loan and lease losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is and shall be adequate under all such standards.

(iv)          Except as set forth on Schedule 4.2(x)(iv) of the Foothills Disclosure Memorandum, none of the Contracts pursuant to which Bancorp or the Bank or any of their respective Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contain any Liability on the part of Bancorp or the Bank or any of their respective Subsidiaries to repurchase such Loans or interests therein.

(v)           Set forth on Schedule 4.2(x)(v) of the Foothills Disclosure Memorandum is a true, correct, and complete list of all Loans, as of the date hereof, by Bancorp or the Bank or any of their respective Subsidiaries to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Bancorp or the Bank or any of their respective Subsidiaries. All such Loans are, and were originated, in compliance with all applicable Laws.

(vi)          Set forth on Schedule 4.2(x)(vi) of the Foothills Disclosure Memorandum is a true, correct, and complete listing, as of April 30, 2018, by account of (A) each borrower, customer, or other Person who has notified Bancorp or the Bank or any of their respective Subsidiaries during the past 12 months of, or has asserted against Bancorp or the Bank or any of their respective Subsidiaries, any “lender liability” or similar claim; and (B) all Loans of Bancorp and the Bank and their respective Subsidiaries (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “special mention,” “substandard,” “doubtful,” “loss,” or words of similar import, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loans due to concerns regarding the borrowers’ ability to pay in accordance with the Loans’ original terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all assets classified by Bancorp or the Bank or any of their respective Subsidiaries as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure, in each case including the book value thereof as of April 30, 2018.

(vii)         Each Loan held by Bancorp or the Bank or their respective Subsidiaries (A) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) is a legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(viii)        There are no oral modifications or amendments related to any Loans held by Bancorp or the Bank or their respective Subsidiaries that are not reflected in the written records of the Foothills Parties or their respective Subsidiaries. All Loans held by Bancorp or the Bank or their respective Subsidiaries are owned by the Foothills Parties or their respective Subsidiaries free and clear of any Liens, except for Liens on Loans granted to the Federal Home Loan Bank of Cincinnati. No claims of defense as to the enforcement of any Loan held by Bancorp or the Bank or their respective Subsidiaries have been asserted in writing against the Foothills Parties or their respective Subsidiaries for which there is a reasonable possibility of an adverse determination. None of the Loans held by Bancorp or the Bank or their respective Subsidiaries are presently serviced by third parties, and there is no obligation which could result in any such Loan becoming subject to any third party servicing.

(ix)          Neither Bancorp or the Bank nor any of their respective Subsidiaries is now or has been since January 1, 2016, subject to any material fine, suspension, or settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale, or servicing of mortgage or consumer Loans.

(y)           Material Interests of Certain Persons.  Except for deposit and loan relationships entered into in the ordinary course of business in compliance with applicable Law and except as otherwise set forth on Schedule 4.2(y) of the Foothills Disclosure Memorandum, no current or former officer or director of Bancorp or the Bank or any of their respective Subsidiaries, or any family member or Affiliate of any such Person, has any material direct or indirect interest in any Contract or property, real or personal, tangible or intangible, of, used in or pertaining to the business of, or owned or leased by Bancorp or the Bank or any of their respective Subsidiaries.

(z)            Insurance.  Set forth on Schedule 4.2(z) of the Foothills Disclosure Memorandum is a true, correct, and complete list of all policies of insurance currently held or maintained by or providing coverage for Bancorp or the Bank or any of their respective Subsidiaries, including without limitation bank-owned life insurance (collectively, the “Foothills Insurance Policies”), including for each such Foothills Insurance Policy (i) the name of the insurer, (ii) the named insured(s), (iii) the nature of the coverage, (iv) the policy limits (on a per occurrence and aggregate basis), (v) the annual premiums, and (vi) the expiration date. Bancorp and the Bank and their respective Subsidiaries are insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All of the Foothills Insurance Policies are in full force and effect. Neither Bancorp or the Bank nor any of their respective Subsidiaries is in default under any Foothills Insurance Policy, and no event has occurred which, with notice or lapse of time or both, would constitute a default or permit a termination, modification, or acceleration under any of the Foothills Insurance Policies. All premiums due and payable with respect to the Foothills Insurance Policies have been timely and fully paid, and all claims thereunder have been filed in a timely fashion. There is no claim for coverage by Bancorp or the Bank or any of their respective Subsidiaries pending under any of the Foothills Insurance Policies as to which coverage has been questioned, denied, or disputed. Neither Bancorp nor the Bank nor any of their respective Subsidiaries has received notice of any termination of (actual or threatened), material premium increase with respect to, or material alteration of coverage under any of the Foothills Insurance Policies.

(aa)          Investment Securities.  The Foothills Parties and their respective Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Foothills Parties and their Subsidiaries. Such securities and commodities are valued on the books of the Foothills Parties and their respective Subsidiaries in accordance with GAAP. The Foothills Parties and their respective Subsidiaries employ investment, securities, commodities, risk management, and other policies, practices, and procedures that are prudent and reasonable in the context of their respective businesses, and prior to the date of this Agreement, the Foothills Parties have made available to SmartFinancial true, correct, and complete copies of or the material terms of such policies, practices, and procedures. Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by Bancorp or the Bank or any of their respective Subsidiaries are subject to any restriction (whether contractual, statutory, or otherwise) that could materially impair the ability of the entity holding such investment securities freely to dispose of such investment securities at any time. Neither Bancorp nor the Bank nor any of their respective Subsidiaries is a party to or has agreed to enter into any exchange-traded or over-the-counter equity, interest rate, foreign exchange, or other swap, forward, future, option, cap, floor, or collar, or any other Contract that is a derivative contract (including various combinations thereof), or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that materially exceed normal changes in value attributable to interest or exchange rate changes.

(bb)         Securities Transactions.  All offers and sales of securities by Bancorp or the Bank were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act, and the rules and regulations promulgated thereunder, and applicable state securities or “blue sky” Laws. Neither the Foothills Parties nor, to the Knowledge of the Foothills Parties, any director, officer, or employee of Bancorp or the Bank, any Person related to any such director, officer, or employee by blood, marriage, or adoption and residing in the same household, or any Person who has been knowingly provided material nonpublic information by any one or more of any of the foregoing Persons has purchased or sold, or caused to be purchased or sold, any shares of Bancorp Stock or Bank Stock (or other securities issued by Bancorp or the Bank) in violation of any applicable provision of federal or state securities Laws.

(cc)         Transactions with Affiliates.  All “covered transactions” between the Bank and any “affiliate” within the meaning of Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto have been in compliance with such provisions of Law.

(dd)         Fiduciary Accounts.  Bancorp and the Bank and their respective Subsidiaries have properly administered all accounts, if any, for which they serve or act as a fiduciary, including without limitation accounts for which they serve as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of all governing documents and applicable Laws. Neither Bancorp nor the Bank nor any of their respective Subsidiaries, nor to the Knowledge of the Foothills Parties any of their or their Subsidiaries’ respective directors, officers, or employees, have committed any breach of trust with respect to any fiduciary account, and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(ee)         Tax Treatment of Transaction.  The Foothills Parties have no Knowledge of any fact or circumstance that would reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

(ff)           CRA, Anti-Money Laundering, OFAC, and Customer Information Security.  The Bank received a rating of “Satisfactory” or better during its most recent examination or interim review with respect to the CRA. The Foothills Parties do not have Knowledge of any facts or circumstances that would be expected to cause the Bank (i) to be deemed not to be in satisfactory compliance with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal banking regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (iii) to be deemed not to be in satisfactory compliance with applicable privacy of customer or consumer information requirements contained in any federal or state privacy Laws, including without limitation in Title V of the Gramm-Leach-Bliley Act of 1999, as amended, and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank. To the Knowledge of the Foothills Parties, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which could, or could be expected to, cause the Bank to undertake any remedial action. The board of directors of the Bank has adopted, and the Bank has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act, and such anti-money laundering program meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder, and the Bank  has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(gg)         Internal Controls.  The records, systems, controls, data, and information of the Foothills Parties and their respective Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Foothills Parties and their respective Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that has not had and would not reasonably be expected to have a material adverse effect on the Foothills Parties’ or their respective Subsidiaries’ system of internal accounting controls. Bancorp and the Bank and their respective Subsidiaries have devised and maintained a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorizations. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect the ability of Bancorp or the Bank or their respective Subsidiaries to record, process, summarize, and report financial information. Since January 1, 2016, (i) neither the Foothills Parties nor any of their respective Subsidiaries, nor any director, officer, or employee of the Foothills Parties or any of their respective Subsidiaries, has received any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of the Foothills Parties or any of their respective Subsidiaries or internal accounting controls, including any complaint, allegation, assertion, or claim that the Foothills Parties or any of their respective Subsidiaries have engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Foothills Parties or any of their respective Subsidiaries, or any other Person, whether or not employed by the Foothills Parties or any of their respective Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty, or violation of banking or other Laws by the Foothills Parties or any of their respective Subsidiaries, or any of the officers, directors, or employees of the Foothills Parties or any of their respective Subsidiaries, to the board of directors of Bancorp or the Bank or any of their respective Subsidiaries (or any committee thereof) or, to the Knowledge of the Foothills Parties, to any director or executive officer of Bancorp or the Bank or any of their respective Subsidiaries. There has occurred no fraud, whether or not material, that involves management or other employees who have a role in the Foothills Parties’ internal controls over financial reporting.

(hh)         Regulatory Capital.  Bancorp and the Bank are “well-capitalized” as such term is defined in 12 C.F.R. 225.2 and 12 C.F.R. 325.103, respectively.

(ii)            Required Shareholder Vote.  The affirmative vote of a majority of the issued and outstanding shares of Bancorp Common Stock is required for the approval of this Agreement and the Parent Merger by the shareholders of Bancorp under the charter and bylaws of Bancorp and applicable Law.

(jj)            State Antitakeover Laws.  Bancorp and the Bank have taken (through their respective boards of directors or otherwise) all action required to render inapplicable to this Agreement and the transactions contemplated hereby any otherwise applicable state antitakeover Laws, including without limitation any “moratorium,” “control share,” “fair price,” or “interested shareholder” Law.

(kk)          No Further Representations. Except for the representations and warranties made by the Foothills Parties in this Article IV (including the related portions of the Foothills Disclosure Memorandum), neither Bancorp nor the Bank, nor any other Person, makes or has made any express or implied representation or warranty with respect to Bancorp or the Bank or their respective Subsidiaries or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of the Foothills Parties and their respective Subsidiaries, and the Foothills Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Bancorp nor the Bank, nor any other Person, makes or has made any representation or warranty to SmartFinancial or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget, or prospective information relating to the Foothills Parties or any of their respective Subsidiaries or the respective businesses of the Foothills Parties and their respective Subsidiaries or (ii) except for the representations and warranties made by the Foothills Parties in this Article IV, any oral or written information presented, delivered, or made available to SmartFinancial or any of its Affiliates or representatives in the course of their due diligence investigation of the Foothills Parties or their negotiation of this Agreement or otherwise in the course of the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SMARTFINANCIAL

Section 5.1             SmartFinancial Disclosure Memorandum.  Prior to or simultaneously with the Parties’ execution and delivery of this Agreement, SmartFinancial has delivered to the Foothills Parties a confidential memorandum (the “SmartFinancial Disclosure Memorandum”) setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties of SmartFinancial contained in this Article V, making specific reference in such SmartFinancial Disclosure Memorandum to the Section(s) of this Agreement to which such items relate.

Section 5.2             SmartFinancial Representations and Warranties.  Subject to and except as disclosed in the SmartFinancial Securities Filings (as defined below) filed prior to the date hereof (but excluding any risk factor disclosures under the heading “Risk Factors,” any forward-looking statement disclosures or disclaimers, and any other disclosures that are cautionary, predictive, or forward-looking in nature), SmartFinancial hereby represents and warrants to the Foothills Parties as follows:

(a)            Organization and Qualification.  SmartFinancial is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee and is duly registered as a bank holding company under the BHCA. SmartBank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Each of SmartFinancial and SmartBank has the corporate power and authority to own, lease, and operate its properties and assets and to conduct its respective business as presently conducted. Each of SmartFinancial and SmartBank is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing and qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not have a SmartFinancial Material Adverse Effect. Neither SmartFinancial or SmartBank nor any Subsidiary of SmartFinancial or SmartBank is in violation of its respective charter, bylaws, or other organizational documents.

(b)           Subsidiaries.  Each Subsidiary of SmartFinancial (other than SmartBank) and each Subsidiary of SmartBank is a corporation, limited liability company, or other entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, organization, or formation; has all requisite corporate, limited liability company, or other power and authority to own, lease, and operate its properties and assets and to conduct its business as presently conducted; and is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not have a SmartFinancial Material Adverse Effect. The ownership interests of SmartFinancial and SmartBank in their respective Subsidiaries (other than the ownership interest of SmartFinancial in SmartBank) are in compliance with all applicable Laws. The outstanding capital stock or other outstanding equity or ownership interests of each Subsidiary of SmartFinancial (other than SmartBank) or SmartBank have been validly authorized and are validly issued, fully paid, and non-assessable.

(c)           Capitalization.  As of the date of this Agreement, the authorized capital stock of SmartFinancial consists of (i) 40,000,000 shares of SmartFinancial Common Stock, of which 12,704,581 shares are issued and outstanding, and (ii) 2,000,000 shares of SmartFinancial Preferred Stock, of which 12,000 shares have been designated as SmartFinancial Series B Stock, no shares of which are issued and outstanding. As of the date of this Agreement, the authorized capital stock of SmartBank consists of (i) 8,000,000 shares of common stock, par value $1.00 per share, of which 3,552,171 shares are issued and outstanding and owned by SmartFinancial, and (ii) 2,000,000 shares of preferred stock, par value $1.00 per share, no shares of which are issued and outstanding. As of the date of this Agreement, there are no other classes or series of authorized, issued, or outstanding capital stock of SmartFinancial or SmartBank. All of the issued and outstanding shares of SmartFinancial Stock and SmartBank Stock have been duly and validly authorized and issued in compliance in all material respects with all applicable Laws and are fully paid and non-assessable with no personal liability attaching to the ownership thereof, and none of the issued and outstanding shares of SmartFinancial Stock or SmartBank Stock have been issued in violation of the preemptive rights of any Person. Except as set forth on Schedule 5.2(c) of the SmartFinancial Disclosure Memorandum, as of the date of this Agreement, (i) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate SmartFinancial to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of SmartFinancial Stock, or securities convertible into or exercisable for shares of SmartFinancial Stock, or that require or obligate or could require or obligate SmartFinancial to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment, and (ii) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate SmartBank to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of SmartBank Stock, or securities convertible into or exercisable for shares of SmartBank Stock, or that require or obligate or could require or obligate SmartBank to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment. As of the date of this Agreement, no bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of SmartFinancial may vote are issued or outstanding.

(d)           Authority.  SmartFinancial has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals, waivers, notices, and filings and registration referred to in Section 5.2(f), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by SmartFinancial and the consummation by SmartFinancial of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the board of directors of SmartFinancial, and no other corporate actions or proceedings on the part of SmartFinancial are necessary to authorize the execution and delivery of this Agreement by SmartFinancial and the consummation by SmartFinancial of the transactions contemplated hereby. The board of directors of SmartFinancial has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of SmartFinancial and its shareholders. This Agreement has been duly and validly executed and delivered by SmartFinancial and constitutes a valid and legally binding obligation of SmartFinancial enforceable against SmartFinancial in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(e)            No Violations.  Neither the execution, delivery, or performance of this Agreement by SmartFinancial nor the consummation of the transactions contemplated by this Agreement will (i) violate the charter or bylaws of SmartFinancial or (ii) assuming that the consents, approvals, waivers, notices, and filings and registrations referred to in Section 5.2(f) have been obtained, given, and made and all applicable waiting periods have expired, violate any Law to which the SmartFinancial Parties or any of their respective Subsidiaries (or the properties or assets of the SmartFinancial Parties or any of their respective Subsidiaries) are subject or by which the SmartFinancial Parties or any of their respective Subsidiaries (or the properties or assets of the SmartFinancial Parties or any of their respective Subsidiaries) are bound.

(f)            Consents and Approvals.  No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity are required to be obtained, given, or made by SmartFinancial or SmartBank in connection with the execution and delivery of this Agreement by SmartFinancial or the consummation of the Parent Merger, the Bank Merger, or the other transactions contemplated hereby, except (i) the Regulatory Approvals; (ii) the filing of the Articles of Merger with the Tennessee Secretary of State and the filing of the Bank Merger Certificates; (iii) the filing with the SEC of the Proxy Statement/Prospectus in definitive form and the Registration Statement (in which the Proxy Statement/Prospectus will be included as a prospectus), and declaration of effectiveness of the Registration Statement by the SEC; (iv) such other filings, notices, registrations, consents, declarations, and approvals as are required to be made, given, or obtained under or pursuant to applicable federal or state securities Laws or the rules of Nasdaq, including without limitation those required to be made, given, or obtained in connection with the issuance by SmartFinancial of shares of SmartFinancial Common Stock as Merger Consideration pursuant to this Agreement; (v) the approval of the listing on Nasdaq of the shares of SmartFinancial Common Stock to be issued as Merger Consideration; (vi) the approval of the Bank Merger Agreement by SmartFinancial as the sole shareholder of SmartBank; and (vii) as set forth on Schedule 5.2(f) of the SmartFinancial Disclosure Memorandum. As of the date hereof, SmartFinancial is not aware of any reason why any of the consents, approvals, or waivers referred to in this Section 5.2(f) will not be obtained or received without the imposition of any Burdensome Condition (as defined in Section 8.1(b)).

(g)           Reports.  SmartFinancial and SmartBank have filed or furnished, as applicable, all reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments (together with any amendments required to be made with respect thereto) that they have been required to file or furnish since January 1, 2016, with or to the Federal Reserve, the FDIC, the TDFI, or any other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish the same or pay such fees and assessments, individually or in the aggregate, would not reasonably be expected to have a SmartFinancial Material Adverse Effect. As of their respective dates, such reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments were complete and accurate in all material respects and complied in all material respects with all applicable Laws.

(h)           Securities Filings.  SmartFinancial has filed with the SEC all reports, schedules, registration statements, definitive proxy statements, exhibits, and other filings and materials that SmartFinancial has been required to file under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder, since January 1, 2016 (collectively, the “SmartFinancial Securities Filings”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), none of the SmartFinancial Securities Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the SmartFinancial Securities Filings complied in all material respects with applicable requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such SmartFinancial Securities Filings.

(i)            Financial Statements.  The consolidated financial statements of SmartFinancial and its Subsidiaries included in the SmartFinancial Securities Filings (including the related notes, where applicable) (the “SmartFinancial Financial Statements”) fairly present in all material respects the financial position, results of operations, and cash flows of SmartFinancial and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount). Each of the SmartFinancial Financial Statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and each of such SmartFinancial Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto or as otherwise required by regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally. The books and records of SmartFinancial and its Subsidiaries have since January 1, 2016, been, and are being, maintained in all material respects in accordance with GAAP, or, where otherwise required, regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally, and any other applicable legal and accounting requirements. Since January 1, 2016, no independent public accounting firm of SmartFinancial has resigned (or informed SmartFinancial that it intends to resign) or been dismissed as independent public accountants of SmartFinancial as a result of or in connection with any disagreements with SmartFinancial on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

(j)            Undisclosed Liabilities.  Except as would not reasonably be expected to have, either individually or in the aggregate, a SmartFinancial Material Adverse Effect, neither SmartFinancial nor any of its Subsidiaries has, or has incurred, any Liability required to be reflected or disclosed on, or reserved against in, a balance sheet prepared in accordance with GAAP, or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally, or a Consolidated Report of Condition and Income (Call Report), other than (i) Liabilities reflected on or reserved against in the consolidated balance sheet of SmartFinancial and its Subsidiaries as of March 31, 2018, included in SmartFinancial’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, (ii) Liabilities incurred since March 31, 2018, in the ordinary course of business consistent with past practice, (iii) Liabilities incurred or assumed in connection with the acquisition of Tennessee Bancshares, Inc. and Southern Community Bank, and their respective Subsidiaries, and (iv) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

(k)            Absence of Certain Changes or Events.

(i)            Since December 31, 2017, there has been no effect, circumstance, occurrence, event, development, or change that, individually or taken together with all other effects, circumstances, occurrences, events, developments, and changes, has had or would reasonably be expected to have a SmartFinancial Material Adverse Effect.

(ii)           Except as set forth on Schedule 5.2(k)(ii) of the SmartFinancial Disclosure Memorandum, since December 31, 2017, through the date of this Agreement, SmartFinancial and SmartBank have conducted their respective businesses only in the ordinary and usual course consistent with past practices.

(l)             Litigation.  There are no suits, actions, claims, investigations, or legal, administrative, arbitration, or other proceedings pending or, to the Knowledge of SmartFinancial, threatened against SmartFinancial or SmartBank or any of their respective Subsidiaries as to which there is a reasonable probability of an adverse determination and which if adversely determined would, individually or in the aggregate, reasonably be expected to have a SmartFinancial Material Adverse Effect, and to the Knowledge of the SmartFinancial Parties there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding. Neither SmartFinancial nor SmartBank nor any of their respective Subsidiaries, nor any of the properties or assets of SmartFinancial or SmartBank or any of their respective Subsidiaries, is a party or subject to or bound by any judgment, decree, injunction, order, or ruling of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a SmartFinancial Material Adverse Effect.

(m)          Regulatory Actions.  Since January 1, 2016, neither SmartFinancial nor SmartBank has been a party to or subject to any cease and desist order, prompt corrective action directive, written agreement, or memorandum of understanding issued by or with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order, or directive by, any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised in writing by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, cease and desist order, prompt corrective action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. To the Knowledge of SmartFinancial, there are no facts or circumstances which would reasonably be expected to result in any Governmental Entity issuing or requesting any such action, proceeding, order, directive, cease and desist order, prompt corrective action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. There are no material unresolved violations, criticisms, or exceptions noted by any Governmental Entity in or with respect to any report or statement relating to any examination or inspection of SmartFinancial or SmartBank or any of their respective Subsidiaries. Since January 1, 2016, there have been no material formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or material disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies, or procedures of SmartFinancial or SmartBank or any of their respective Subsidiaries.

(n)           Compliance with Laws; Deposit Insurance.

(i)            The SmartFinancial Parties and their respective Subsidiaries have at all times since January 1, 2016, complied with, and are currently in compliance with, all applicable Laws, including without limitation Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto; the Equal Credit Opportunity Act, as amended; the Fair Housing Act, as amended; the Fair Credit Reporting Act, as amended; the Truth in Lending Act of 1968, as amended; the CRA; the Home Mortgage Disclosure Act of 1975, as amended; the Bank Secrecy Act of 1970, as amended; the USA PATRIOT Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended; all Laws relating to data protection or privacy; and all other applicable anti-money laundering Laws, fair lending Laws, and Laws relating to discriminatory lending, financing, leasing, or business practices or the origination, sale, or servicing of mortgage loans, except where noncompliance with such applicable Laws would not, individually or in the aggregate, reasonably be expected to have a SmartFinancial Material Adverse Effect. Except in each case as would not reasonably be expected to have a SmartFinancial Material Adverse Effect, the SmartFinancial Parties and their respective Subsidiaries have, and have at all times had, all permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals, and have made all filings, applications, and registrations with all Governmental Entities, that are required in order to permit them to own, lease, and operate their properties and assets and to carry on their respective businesses as presently conducted, and all such permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals are in full force and effect and, to the Knowledge of SmartFinancial, no suspension or cancellation of any of them is threatened.

(ii)           Each of the principal executive officer and the principal financial officer of SmartFinancial (or each former principal executive officer or each former principal financial officer, as applicable) has made all certifications required by Rules 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the SmartFinancial Securities Filings, and the statements contained in such certifications are true and accurate in all material respects. SmartFinancial has, since January 1, 2016, been in compliance with all other applicable provisions of the Sarbanes-Oxley Act and with applicable listing and corporate governance rules of Nasdaq, except in each case for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a SmartFinancial Material Adverse Effect. For purposes of this Section 5.2(n)(ii), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(iii)          The deposits of SmartBank are insured by the FDIC in accordance with the FDIA to the full extent permitted by Law, and SmartBank has paid all premiums and assessments and filed all reports required by the FDIA. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of SmartFinancial, threatened.

(o)           Taxes.

(i)            The SmartFinancial Parties have timely filed all Tax Returns required to be filed by or with respect to them (the “SmartFinancial Returns”). All of the SmartFinancial Returns were, as of their respective dates of filing, true, correct, and complete in all material respects, and all Taxes due and payable by the SmartFinancial Parties and their respective Subsidiaries with respect to the periods covered by such SmartFinancial Returns have been paid (whether or not shown on any SmartFinancial Returns). No claim (whether formal or informal) has ever been made against the SmartFinancial Parties or any of their respective Subsidiaries by a Governmental Authority in a jurisdiction where SmartFinancial or SmartBank or their respective Subsidiaries do not file Tax Returns that SmartFinancial or SmartBank or any of their respective Subsidiaries are or may be subject to taxation in that jurisdiction.

(ii)           All estimated Taxes required to be paid by or with respect to, or in respect of the operations of, the SmartFinancial Parties or any of their respective Subsidiaries have been paid to the proper taxing authorities, except to the extent failure to make any such payment, individually or in the aggregate, would not reasonably be expected to have a SmartFinancial Material Adverse Effect. All Taxes that the SmartFinancial Parties or any of their respective Subsidiaries are or were required to withhold or collect in connection with any amounts paid or owing to any employee, director, independent contractor, shareholder, nonresident, creditor, or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper taxing authorities; the SmartFinancial Parties and their respective Subsidiaries have complied with all information reporting and backup withholding requirements, including the maintenance of required records, with respect to such amounts; and the SmartFinancial Parties and their respective Subsidiaries have paid all employer contributions and premiums and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code and other applicable Laws, except for failures to withhold, collect, pay, or file and such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a SmartFinancial Material Adverse Effect.

(iii)          As of the date of this Agreement, no audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding is pending or, to the Knowledge of SmartFinancial, threatened against or with respect to the SmartFinancial Parties or any of their respective Subsidiaries in respect of any Taxes or Tax matters.

(p)           Labor and Employment Matters. The SmartFinancial Parties are in compliance in all material respects with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. There is no pending or, to the Knowledge of SmartFinancial, threatened suit, action, claim, or legal, administrative, arbitration, or other proceeding by or on behalf of any current or former employee of SmartFinancial or SmartBank or any of their respective Subsidiaries (including without limitation any suit, action, claim, or legal, administrative, arbitration, or other proceeding alleging noncompliance with applicable Laws respecting employment, employment practices, or terms and conditions of employment, but excluding workers’ compensation matters) as to which there is a reasonable probability of an adverse determination and which if adversely determined would, individually or in the aggregate, reasonably be expected to have a SmartFinancial Material Adverse Effect.

(q)           Benefit Plans.

(i)            As used in this Section 5.2(q), the term “SmartFinancial Benefit Plan” means any pension, retirement, salary continuation, stock option, restricted stock, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, disability, severance, change of control, fringe benefit, incentive, cafeteria or Code Section 125, welfare, or other benefit plan, contract, agreement, or arrangement, including without limitation “employee benefit plans” as defined in Section 3(3) of ERISA, any incentive or welfare policies, contracts, plans, or arrangements, including split dollar life insurance arrangements, and all trust agreements and funding arrangements related thereto, which are or have been maintained, sponsored, or contributed to (or required to be contributed to) by SmartFinancial or SmartBank or an ERISA Affiliate for the benefit of or with respect to any present or former directors, officers, employees, independent contractors, or consultants of SmartFinancial or SmartBank or any of their respective Subsidiaries, or any spouse or dependent of any such Person, or under which SmartFinancial or SmartBank or an ERISA Affiliate has or may have any Liability.

(ii)           As of the date of this Agreement, other than routine claims for benefits, there is no pending or, to the Knowledge of SmartFinancial, threatened claim, litigation, action, administrative action, suit, audit, arbitration, mediation, or other proceeding relating to any SmartFinancial Benefit Plan. All of the SmartFinancial Benefit Plans have been established, maintained, and administered in compliance in all material respects with applicable requirements of ERISA and the Code and other applicable Laws and the terms and provisions of all contracts or agreements establishing the SmartFinancial Benefit Plans or pursuant to which they are maintained or administered. As of the date of this Agreement, no audit of any SmartFinancial Benefit Plan by the IRS or the United States Department of Labor is ongoing or, to the Knowledge of SmartFinancial, threatened.

(iii)          Each SmartFinancial Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the IRS (or, in the case of an IRS pre-approved plan, the pre-approved plan has a current IRS opinion or advisory letter upon which the SmartFinancial Parties are entitled to rely under applicable IRS guidance), and to the Knowledge of SmartFinancial there are no facts or circumstances that would reasonably be expected to result in the revocation of any such favorable determination letter.

(r)            Broker Fees.  Except for BSP Securities, LLC and fees and expenses payable thereto, neither the SmartFinancial Parties nor any of their officers, directors, employees, or agents has engaged or employed any broker, investment banker, or finder or incurred any Liability for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of the SmartFinancial Parties in connection with this Agreement or the transactions contemplated hereby.

(s)            Loan Matters.

(i)            All Loans made, originated, or held by SmartBank (collectively, the “SmartBank Loans”) were made or originated for good, valuable, and adequate consideration in the ordinary course of business; were solicited and originated, and are and have been administered and, where applicable, serviced, and the relevant Loan files are and have been being maintained, in accordance in all material respects with the relevant notes or other credit or security documents, the applicable underwriting and servicing standards of SmartBank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), and with all applicable Laws, and to the Knowledge of SmartFinancial none of such SmartBank Loans are subject to any defenses, setoffs, or counterclaims, including without limitation any of such as are afforded by usury or truth in lending Laws, subject, however, to the Enforceability Exceptions. The notes or other evidences of indebtedness evidencing the SmartBank Loans and all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related thereto are legal, valid, and binding.

(ii)           SmartBank’s allowance for loan and lease losses is and shall be as of the Effective Time in compliance in all material respects with SmartBank’s existing methodology for determining the adequacy of its allowance for loan and lease losses and the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is and shall be as of the Effective Time adequate in all material respects under all such standards.

(iii)          Each Loan held by SmartBank (A) is evidenced by notes, agreements, or other evidences of indebtedness that, to the Knowledge of SmartFinancial, are true, genuine, and what they purport to be, (B) to the extent secured, has, to the Knowledge of SmartFinancial, been secured by valid Liens which have been perfected, and (C) is a legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(iv)          The SmartFinancial Parties are not, and have not been since January 1, 2016, subject to any material fine, suspension, or settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale, or servicing of mortgage or consumer Loans.

(t)            Insurance.  The SmartFinancial Parties and their respective Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of the SmartFinancial Parties and their respective Subsidiaries has determined to be prudent and consistent with industry practice. The policies of insurance currently held or maintained by or providing coverage for the SmartFinancial Parties and their respective Subsidiaries are in full force and effect, neither the SmartFinancial Parties nor any of their respective Subsidiaries is in material default thereunder, and all premiums due and payable in respect of such policies of insurance have been timely and fully paid (to the extent due and payable). There is no material claim for coverage by the SmartFinancial Parties or any of their respective Subsidiaries pending under any of such policies of insurance as to which coverage has been questioned, denied, or disputed, and the SmartFinancial Parties have not received written notice of any threatened termination of or material alteration of coverage under any of such policies of insurance.

(u)           Investment Securities.  The SmartFinancial Parties have good title to all securities and commodities owned by them (except those sold under repurchase agreements), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the SmartFinancial Parties and their respective Subsidiaries. Such securities and commodities are valued on the books of the SmartFinancial Parties in accordance with GAAP. The SmartFinancial Parties employ investment, securities, commodities, risk management, and other policies, practices, and procedures that are prudent and reasonable in the context of their respective businesses.

(v)           Tax Treatment of Transaction.  SmartFinancial has no Knowledge of any fact or circumstance that would reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

(w)          CRA, Anti-Money Laundering, OFAC, and Customer Information Security.  SmartBank received a rating of “Satisfactory” or better during its most recent examination or interim review with respect to the CRA. SmartFinancial has no Knowledge of any facts or circumstances that would reasonably be expected to cause SmartBank (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal banking regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (iii) to be deemed not to be in satisfactory compliance in any material respect with applicable privacy of customer or consumer information requirements contained in any federal or state privacy Laws, including without limitation in Title V of the Gramm-Leach-Bliley Act of 1999, as amended, and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by SmartBank. To the Knowledge of SmartFinancial, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would, or would reasonably be expected to, cause SmartBank to undertake any significant remedial action. The board of directors of SmartBank has adopted, and SmartBank has implemented, an anti-money laundering program that contains customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act, and such anti-money laundering program meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder, and SmartBank has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(x)            Internal Controls.  SmartFinancial (i) has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and (ii) has disclosed, based on its most recent evaluation, to SmartFinancial’s outside auditors and the audit committee of SmartFinancial’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect SmartFinancial’s ability to record, process, summarize, and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in SmartFinancial’s internal control over financial reporting.

(y)           Regulatory Capital.  SmartFinancial and SmartBank are “well-capitalized” as such term is defined in 12 C.F.R. 225.2 and 12 C.F.R. 325.103, respectively.

(z)            No Further Representations. Except for the representations and warranties made by SmartFinancial in this Article V (including the related portions of the SmartFinancial Disclosure Memorandum), neither SmartFinancial nor any other Person makes or has made any express or implied representation or warranty with respect to SmartFinancial or SmartBank or their respective Subsidiaries or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of the SmartFinancial Parties and their respective Subsidiaries, and SmartFinancial hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither SmartFinancial nor any other Person makes or has made any representation or warranty to the Foothills Parties or any of their Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget, or prospective information relating to the SmartFinancial Parties or any of their respective Subsidiaries or the respective businesses of the SmartFinancial Parties and their respective Subsidiaries or (ii) except for the representations and warranties made by SmartFinancial in this Article V, any oral or written information presented, delivered, or made available to the Foothills Parties or any of their Affiliates or representatives in the course of their due diligence investigation of the SmartFinancial Parties or their negotiation of this Agreement or otherwise in the course of the transactions contemplated hereby.

ARTICLE VI
CONDUCT PENDING THE PARENT MERGER

Section 6.1             Foothills Parties Forbearances.  Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or at the direction of a Governmental Entity, or with the prior written consent of SmartFinancial, which consent will not be unreasonably withheld, from the date of this Agreement until the Effective Time, neither Bancorp nor the Bank shall, and each of Bancorp and the Bank shall cause each of its Subsidiaries not to:

(a)           Conduct its business other than in the regular, ordinary, and usual course consistent with past practice; fail to use commercially reasonable best efforts to maintain and preserve intact its business organizations and customer and other business relationships, and retain the services of its current officers and employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)           Incur, renew, modify, extend, or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other Person, other than (i) the creation of deposit liabilities in the ordinary course of business consistent with past practice, (ii) purchases of federal funds, and (iii) Federal Home Loan Bank advances with a maturity of not more than one year; prepay any indebtedness or other similar arrangements so as to cause Bancorp or the Bank or any of their respective Subsidiaries to incur any prepayment penalty thereunder; or purchase, accept, or renew any brokered deposits, except in the ordinary course of business consistent with past practice and with maturities of 24 months or less;

(c)           Adjust, split, combine, or reclassify any of its capital stock; make, declare, pay, or set aside for payment any dividend or other distribution on or in respect of its capital stock, other than dividends by the Bank to Bancorp for the purpose of funding the payment by Bancorp of expenses incurred by Bancorp in connection with the transactions contemplated by this Agreement; grant any Person any right to acquire any shares of its capital stock or any securities or rights convertible into or exercisable for its capital stock; issue any additional shares of capital stock or any securities or obligations convertible into or exercisable for any shares of its capital stock, except pursuant to the exercise of Bancorp Options outstanding as of the date hereof; or directly or indirectly redeem, purchase, repurchase, or otherwise acquire any shares of its capital stock;

(d)           Other than in the ordinary course of business consistent with past practice, (i) sell, transfer, mortgage, encumber, or otherwise dispose of any of its properties, assets, or business (including without limitation “Other Real Estate Owned”) or (ii) cancel, release, or assign any material indebtedness or claims or waive any rights of substantial value;

(e)           Make any equity investment, either by purchase of stock or other securities, contributions to capital, property transfers, purchase of any property or assets of any other Person, or otherwise, or form any new Subsidiary or dissolve, liquidate, or terminate any existing Subsidiary;

(f)            Except as set forth on Schedule 6.1(f) of the Foothills Disclosure Memorandum, enter into, renew, fail to renew, amend, modify, cancel, or terminate any new or existing Foothills Material Contract;

(g)           Make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, except (i) in conformity with existing lending practices and where the principal amount of the subject Loan does not exceed $1,300,000 or (ii) Loans as to which the Foothills Parties and their respective Subsidiaries have binding obligations to make such Loans (including without limitation lines of credit and letters of credit) as of the date of this Agreement and which are disclosed on Schedule 6.1(g) of the Foothills Disclosure Memorandum; provided, however, that neither Bancorp nor the Bank, nor any of their respective Subsidiaries, shall make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, to any Person if, when aggregated with all other outstanding Loans and commitments for Loans to such Person and such Person’s family members and Affiliates, the aggregate principal amount of all such Loans and commitments would exceed $1,300,000;

(h)           Extend credit to, directly or indirectly, any Person who has a Loan with Bancorp or the Bank or any of their respective Subsidiaries that is classified by Bancorp or the Bank (or any of their respective Subsidiaries) or the FDIC or the TDFI as “doubtful,” “substandard,” or “special mention” or that is on non-accrual status (a “Foothills Classified Borrower”);

(i)            Renegotiate, renew, increase the amount of, extend the term of, or modify any Loan with or to a Foothills Classified Borrower, except (i) in conformity with existing lending practices and regulatory requirements and (ii) where all outstanding Loans and commitments for Loans to such Foothills Classified Borrower and such Foothills Classified Borrower’s family members and Affiliates do not and would not exceed $500,000 in the aggregate;

(j)            Except in strict compliance with Regulation O of the Federal Reserve (12 C.F.R. Part 215), make or increase the amount of any Loan, or commit to make or increase the amount of any Loan, to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O) of Bancorp or the Bank or any of their respective Subsidiaries, or any entity controlled, directly or indirectly, by any such Person;

(k)           Commence any claim, action, suit, or proceeding, other than to enforce an obligation owed to Bancorp or the Bank or any of their respective Subsidiaries and in accordance with past practice, or enter into any settlement or similar agreement with respect to any claim, action, suit, or proceeding, which claim, action, suit, proceeding, or settlement or other agreement (i) involves the payment by it of an amount in excess of $25,000 or (ii) would impose any material restriction on its business or operations or the operations of any of its Subsidiaries;

(l)            Increase in any manner the salary, wages, bonuses, compensation, or other benefits of, for, or payable to any of its directors, officers, or employees (except for normal employee wage and salary increases in the ordinary course of business consistent with past practice not exceeding 3% per year on a per employee basis), or pay any bonus, pension, retirement allowance, or contribution not required by or accrued for under any existing plan, agreement, or arrangement to any such directors, officers, or employees; become a party to, establish, adopt, amend, renew, terminate, extend, or commit to any pension, retirement, profit-sharing, welfare, or other benefit plan, agreement, or arrangement, or any employment, severance, salary continuation, retention, change of control, consulting, or other Contact, with or for the benefit of any director, officer, or employee, except as required by applicable Law; amend, modify, or revise the terms of any outstanding stock option or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity-based compensation; elect or appoint to any office with the title of executive vice president or higher any Person who does not hold such office as of the date of this Agreement or elect or appoint, or propose or recommend for election or appointment, to its board of directors any Person who is not a member of its board of directors as of the date of this Agreement; or hire any employee with annualized base compensation (excluding health insurance and retirement plan benefits) in excess of $50,000, except as may be necessary to replace an employee (other than an officer with a title of executive vice president or higher) whose employment is terminated, whether voluntarily or involuntarily;

(m)          Amend its charter, bylaws, or other organizational or governing documents, or enter into any stock or asset purchase agreement or any plan or agreement of consolidation, merger, share exchange, or reorganization with any Person or any indication of interest, letter of intent, or agreement in principle with respect thereto;

(n)           Increase or decrease the rates of interest paid on time deposits or certificates of deposit, except in the ordinary course of business consistent with past practice;

(o)           Purchase any debt security, including mortgage-backed and mortgage-related securities, other than United States government and United States government agency securities with final maturities of less than two years;

(p)           Make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than in the ordinary course of business consistent with past practice or pursuant to binding commitments existing on the date hereof which are disclosed on Schedule 6.1(p) of the Foothills Disclosure Memorandum;

(q)           Establish or commit to the establishment of any new branch office, loan or deposit production office, or other banking office or facility, or file any application or notice to relocate or close or terminate the operations of any banking office or facility;

(r)            Except for interest rate caps and interest rate floors for individual Loans entered into in the ordinary course of business consistent with past practice, enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, or interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(s)           Make any material changes in policies or procedures in existence on the date of this Agreement with regard to extensions of credit (or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon), investments, or asset/liability management, or in any other material banking policies or procedures, except as may be required by changes in applicable Law or GAAP or at the direction of a Governmental Entity;

(t)            Except with respect to foreclosures in process as of the date of this Agreement, foreclose upon or take a deed or title to any real property without providing prior written notice to SmartFinancial;

(u)           Make or change any material election in respect of Taxes, settle or compromise any material Tax Liability, agree to an extension or waiver of the statute of limitations with respect to the assessment, collection, or determination of any Taxes, enter into any closing agreement with respect to any Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return;

(v)           Take any action that is intended or would reasonably be expected to result in (i) any of the representations or warranties of the Foothills Parties set forth in this Agreement being or becoming untrue at any time prior to the Effective Time, (ii) any of the conditions to the Parent Merger set forth in Article VIII not being satisfied, or (iii) a breach or violation of any provision of this Agreement;

(w)          Adopt or implement any change in its accounting principles, practices, or methods, other than as may be required by GAAP or regulatory guidelines;

(x)            Enter into any new line of business, introduce any new products or services, or change the manner in which its investment securities or loan portfolio is classified or reported;

(y)           Make any written communications to the officers or employees of the Foothills Parties or their respective Subsidiaries, or any oral communications presented to a significant portion of the officers or employees of the Foothills Parties or their respective Subsidiaries, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, without first providing SmartFinancial a copy or written description of the intended communication and providing SmartFinancial with a reasonable period of time to review and comment on the communication;

(z)            Engage in or conduct any demolition, remodeling, or modifications or alterations to any of its business premises unless required by applicable Law, or fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition as of the date hereof, ordinary wear and tear excepted;

(aa)         Subject any of its properties or assets to any Lien (other than Liens existing as of the date of this Agreement and other than in connection with securing advances, repurchase agreements, and other borrowings from a Federal Home Loan Bank and transactions in federal funds);

(bb)         Take any action or fail to take any action, which action or failure to act would prevent or impede the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(cc)          Agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Section 6.2            SmartFinancial Forbearances.  Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or at the direction of a Governmental Entity, or with the prior written consent of Bancorp, which consent will not be unreasonably withheld, from the date of this Agreement until the Effective Time, SmartFinancial shall not, and SmartFinancial shall cause its Subsidiaries not to:

(a)            Fail to use commercially reasonable efforts to maintain and preserve intact its business organizations and advantageous customer and other business relationships;

(b)           Amend its charter or bylaws in a manner that would materially and adversely affect the economic benefits of the Parent Merger to the holders of Bancorp Common Stock;

(c)            Take any action that is intended or would reasonably be expected to result in (i) any of the conditions to the Parent Merger set forth in Article VIII not being satisfied or (ii) a breach or violation of any provision of this Agreement;

(d)           Take any action or fail to take any action, which action or failure to act would prevent or impede the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(e)            Agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Section 6.3             Absence of Control.  It is the mutual intent of the Parties that (a) SmartFinancial shall not, by reason of this Agreement, be deemed to control, directly or indirectly, Bancorp or the Bank or to exercise, directly or indirectly, a controlling influence over the management or policies of Bancorp or the Bank and (b) neither Bancorp nor the Bank shall, by reason of this Agreement, be deemed to control, directly or indirectly, SmartFinancial or any of its Subsidiaries, or to exercise, directly or indirectly, a controlling influence over the management or policies of SmartFinancial or any of its Subsidiaries.

ARTICLE VII
COVENANTS

Section 7.1             Acquisition Proposals.

(a)           The Foothills Parties shall, and shall direct and use their reasonable best efforts to cause their respective Subsidiaries and their and their respective Subsidiaries’ Affiliates, directors, officers, employees, agents, and representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by the Foothills Parties or any of their respective Subsidiaries) to, immediately cease and cause to be terminated any activities, discussions, or negotiations with any Person other than SmartFinancial and SmartBank with respect to the possibility, consideration, or consummation of any Acquisition Proposal, and will use their reasonable best efforts to enforce, and will direct and use their reasonable best efforts to cause their respective Subsidiaries to use their reasonable best efforts to enforce, any confidentiality, nondisclosure, or similar agreement relating to any Acquisition Proposal, including by requesting any other party or parties thereto to promptly return or destroy any confidential information previously furnished by or on behalf of the Foothills Parties or any of their respective Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction.

(b)           From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Foothills Parties shall not, and shall direct and cause their respective Subsidiaries and their and their respective Subsidiaries’ Affiliates, directors, officers, employees, agents, and representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by the Foothills Parties or any of their respective Subsidiaries) not to, directly or indirectly through another Person, (i) solicit, initiate, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate or that could result in, any inquiries or discussions regarding, or the making of any proposal or offer that constitutes or could be expected to lead to, an Acquisition Proposal; (ii) provide any non-public information or data regarding the Foothills Parties or any of their respective Subsidiaries to any Person other than SmartFinancial and SmartBank relating to or in connection with any Acquisition Proposal or any inquiry or indication of interest that could be expected to lead to an Acquisition Proposal; (iii) continue or participate in any discussions or negotiations, or otherwise communicate in any way with any Person other than SmartFinancial and SmartBank, regarding any Acquisition Proposal; (iv) approve, endorse, or recommend, or execute, enter into, or consummate, any indication of interest, letter of intent, or other Contract relating to any Acquisition Proposal or requiring the Foothills Parties to abandon, terminate, or fail to consummate the transactions contemplated by this Agreement, or propose to do any of the foregoing; or (v) make or authorize any statement, recommendation, or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the Bancorp Meeting (as defined below), if the Bancorp board of directors determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would cause the Bancorp board of directors to breach its fiduciary duties under applicable Law, the Foothills Parties may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 7.1 that the Bancorp board of directors determines in good faith constitutes a Superior Proposal, and subject to providing 48 hours prior written notice of their decision to take such action to SmartFinancial and identifying the Person making the Superior Proposal and all of the material terms and conditions of such Superior Proposal and compliance with Section 7.1(c), (A) furnish information with respect to the Foothills Parties and their respective Subsidiaries to any Person making such Superior Proposal pursuant to a customary confidentiality agreement on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement (which confidentiality agreement shall not provide such Person the exclusive right to negotiate with the Foothills Parties) and (B) participate in discussions or negotiations with such Person regarding such Superior Proposal.

(c)           In addition to the obligations of the Foothills Parties set forth above, the Foothills Parties shall promptly (within not more than 24 hours) advise SmartFinancial orally and in writing of their receipt of any Acquisition Proposal, or any request for information or inquiry which could be expected to lead to an Acquisition Proposal, and shall keep SmartFinancial informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall provide to SmartFinancial any written materials received by the Foothills Parties or any of their Subsidiaries in connection therewith. Additionally, the Foothills Parties shall contemporaneously provide or make available to SmartFinancial all materials provided or made available to any third party pursuant to this Section 7.1 which have not been previously provided or made available to SmartFinancial.

(d)           For the avoidance of doubt, the Foothills Parties expressly agree that any breach or violation of any provision of this Section 7.1 by any of their respective Subsidiaries or by any of their or their respective Subsidiaries’ Affiliates, directors, officers, employees, agents, or representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by such Party or any of its Subsidiaries) shall be deemed a breach or violation of this Section 7.1 by the Foothills Parties.

(e)            The Foothills Parties agree that irreparable damage would occur in the event any of the provisions of this Section 7.1 are breached or violated. Accordingly, it is agreed that SmartFinancial shall be entitled to an injunction or injunctions to prevent breaches or violations of this Section 7.1 and to enforce specifically the terms and provisions of this Section 7.1 in any state or federal court having jurisdiction, this being in addition to any other remedy or relief to which SmartFinancial may be entitled at law or in equity.

(f)            Nothing contained in this Section 7.1 shall prevent Bancorp or the Bank or their respective boards of directors from (i) taking the actions permitted by Section 7.7(b) of this Agreement or (ii) informing any Person who submits an unsolicited Acquisition Proposal of their obligations pursuant to this Section 7.1.

Section 7.2             Notice of Certain Matters.  Prior to the Effective Time, each Party shall promptly notify the other Parties of any fact, event, occurrence, circumstance, or condition known to it that (a) constitutes or has caused, or could reasonably be expected to cause, a material breach of any of the representations, warranties, covenants, or agreements of such Party set forth in this Agreement; provided, however, that no such notification shall (i) affect the representations, warranties, covenants, or agreements of the Parties, or the conditions to the obligations of the Parties, contained in this Agreement or (ii) be deemed to amend or supplement the Disclosure Memoranda; (b) has had, or is reasonably likely to have, either individually or taken together with all other facts, events, occurrences, circumstances, and conditions known to such Party, a Foothills Material Adverse Effect (as to any notice required to be given by the Foothills Parties) or a SmartFinancial Material Adverse Effect (as to any notice required to be given by SmartFinancial); or (c) would, or could reasonably be expected to, prohibit or materially impede or delay the consummation of the transactions contemplated by this Agreement. Further, each Party shall promptly give written notice to the other Parties of any notice or other communication from any third party alleging that the consent or approval of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

Section 7.3             Access and Information.

(a)            Prior to the Effective Time, upon reasonable notice and subject to applicable Laws relating to the exchange of information, for the purpose of verifying the representations and warranties of the Foothills Parties and compliance by the Foothills Parties with their covenants and agreements set forth herein, and preparing for the Parent Merger and the other matters contemplated by this Agreement, the Foothills Parties shall, and shall cause their respective Subsidiaries to, afford to SmartFinancial and SmartBank and their representatives (including without limitation their directors, officers, and employees and financial advisors, legal counsel, accountants, and other professionals retained by SmartFinancial and SmartBank) reasonable access during normal business hours to the books, records, Contracts, properties, assets, personnel, and information technology systems of the Foothills Parties and their respective Subsidiaries, as well as such other information relating to the Foothills Parties or their respective Subsidiaries as SmartFinancial and SmartBank may reasonably request. Prior to the Effective Time, upon reasonable notice and subject to applicable Laws relating to the exchange of information, for the purpose of verifying the representations and warranties of SmartFinancial and compliance by SmartFinancial with its covenants and agreements set forth herein, SmartFinancial shall, and shall cause its Subsidiaries to, afford to the Foothills Parties and their representatives (including without limitation their directors, officers, and employees and financial advisors, legal counsel, accountants, and other professionals retained by the Foothills Parties) reasonable access during normal business hours to such information relating to SmartFinancial or its Subsidiaries as the Foothills Parties may reasonably request.

(b)           From the date of this Agreement until the Effective Time, each of the Foothills Parties shall promptly furnish to SmartFinancial (i) a copy of any report, application, notice, schedule, or other document or instrument filed with or received from any Governmental Entity (other than any such materials which the Foothills Parties are not permitted to disclose under applicable Law) and (ii) such other information regarding their and their respective Subsidiaries’ business, properties, assets, or personnel as SmartFinancial may reasonably request. Additionally, prior to the Effective Time, Bancorp shall deliver to SmartFinancial (i) as soon as practicable, but in no event more than 30 days, after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31) its unaudited consolidated balance sheet and the related unaudited consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows as of the end of and for such quarter prepared in accordance with GAAP and (ii) as soon as practicable, but in no event more than 60 days, after the end of each fiscal year ending after the date of this Agreement, its audited consolidated balance sheet and the related audited consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows as of the end of and for such year (together with the notes thereto and accompanied by the audit reports of Bancorp’s independent registered public accounting firm) prepared in accordance with GAAP.

(c)           Any investigation by a Party or its representatives pursuant to this Section 7.3 shall be conducted in a manner that does not unreasonably interfere with the business operations of the party being investigated. No investigation by the Parties or their representatives pursuant to this Section 7.3 shall affect or be deemed to modify any of the representations, warranties, covenants, or agreements of the Parties set forth in this Agreement. Neither the Foothills Parties or SmartFinancial nor their respective Subsidiaries shall be required to provide access to or to disclose information pursuant to this Section 7.3 where such access or disclosure would violate or prejudice the rights of the Foothills Parties’ or SmartFinancial Parties’, as the case may be, customers, jeopardize the attorney-client privilege of the Party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense, or similar agreement between the Parties), or contravene any Law, fiduciary duty, or binding Contract entered into prior to the date of this Agreement. The Parties agree to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(d)           The Confidentiality Agreement, to the extent the same is not inconsistent with the terms of this Agreement, will remain in full force and effect following the date of this Agreement, whether or not the Parent Merger occurs, in accordance with its terms, and each of Bancorp and the Bank, on the one hand, and SmartFinancial, on the other hand, shall hold all information furnished by or on behalf of any other Party or any of such other Party’s respective Subsidiaries or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

Section 7.4             Regulatory Filings; Consents and Approvals.

(a)           The Parties shall cooperate with each other and use commercially reasonable efforts to prepare all documentation, to make all filings, and to obtain all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the Parent Merger and the other transactions contemplated by this Agreement. SmartFinancial shall use commercially reasonable efforts to make any initial application, notice, and waiver filings required by the Federal Reserve or the TDFI in connection with the Parent Merger within 60 days after the date of this Agreement. Each Party shall have the right to review in advance, and to the extent practicable each Party shall consult with the other Parties with respect to, in each case subject to applicable Laws relating to the exchange of information, all written applications, notices, and waiver requests, and any other written information, submitted to any Governmental Entity or other third party in connection with the transactions contemplated by this Agreement, provided that SmartFinancial shall not be required to provide or make available to the Foothills Parties the confidential portions of any filing made with a Governmental Entity or other third party. In exercising the foregoing rights, each Party agrees to act reasonably and as promptly as practicable. Each Party agrees that it shall consult with the other Parties with respect to the obtaining of all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the Parent Merger and other transactions contemplated by this Agreement, and each Party shall keep the other Parties reasonably apprised of the status of material matters relating to the consummation of such transactions.

(b)           Each Party agrees to, upon request, furnish the other Parties with all information concerning itself, its Subsidiaries, and its and its Subsidiaries’ directors, officers, and shareholders, as well as such other matters, as may be necessary, advisable, or appropriate in connection with any filing, notice, or application made or given by or on behalf of such other Parties or any of their respective Subsidiaries with or to any Governmental Entity or other third party.

Section 7.5             Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts to promptly take, or cause to be promptly taken, all actions, and to promptly do, or cause to be promptly done, all things, necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably possible, including using commercially reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents, and approvals from Governmental Entities, effecting all necessary registrations, applications, and filings (including without limitation filings under any applicable federal or state securities Laws), and obtaining any required contractual consents and regulatory approvals.

Section 7.6             Publicity.  The Parties shall consult with each other before issuing any press release or making any public statements or disclosures (including without limitation written communications to shareholders) with respect to this Agreement or the transactions, including the Parent Merger and the Bank Merger, contemplated hereby and shall not issue any such press release or make any such public statements or disclosures without the prior consent of the other Parties, which consent shall not be unreasonably withheld; provided, however, that nothing contained in this Section 7.6 shall prohibit a Party from making any disclosure that legal counsel to such Party determines is necessary in order to satisfy such Party’s disclosure obligations under applicable Law.

Section 7.7             Bancorp Shareholders Meeting.

(a)            Bancorp and its board of directors shall take, in accordance with applicable Law and Bancorp’s charter and bylaws, all action necessary to call, give notice of, convene, and hold, as promptly as reasonably practicable after the date on which the Registration Statement becomes effective under the Securities Act, a meeting of Bancorp’s shareholders (including any adjournment or postponement thereof, the “Bancorp Meeting”) for the purpose of Bancorp’s shareholders considering and voting on approval of this Agreement and any other matters required to be approved by Bancorp’s shareholders in order to consummate the transactions contemplated by this Agreement. Except with the prior approval of SmartFinancial (which will not be unreasonably withheld), no other matters shall be submitted for consideration by or the approval of Bancorp’s shareholders at the Bancorp Meeting. Subject to Section 7.7(b), (i) Bancorp and its board of directors shall at all times prior to and during the Bancorp Meeting recommend to Bancorp’s shareholders the approval of this Agreement and the transactions contemplated hereby and shall take all reasonable and lawful action to solicit and obtain such approval and (ii) neither Bancorp nor its board of directors shall withdraw, modify, or qualify in any manner adverse to SmartFinancial its recommendation that Bancorp’s shareholders approve this Agreement and the transactions contemplated hereby, or take any other action or make any other public statement inconsistent with such recommendation (the actions prohibited by this clause (ii) being referred to as a “Change of Recommendation”). Notwithstanding any Change of Recommendation, this Agreement shall be submitted to the shareholders of Bancorp at the Bancorp Meeting for the purpose of Bancorp’s shareholders considering and voting on approval of this Agreement and any other matters required to be approved by Bancorp’s shareholders in order to consummate the transactions contemplated by this Agreement. Additionally, neither Bancorp nor the Bank shall submit to or for a vote of its shareholder(s) any Acquisition Proposal.

(b)           Notwithstanding the foregoing, Bancorp and its board of directors may make a Change of Recommendation if, but only if:

(i)            The Foothills Parties have complied with Section 7.1;

(ii)           The Bancorp board of directors determines in good faith (after consultation with and based on the advice of outside legal counsel) that its failure to do so would result in a violation of its fiduciary duties under applicable Law; and

(iii)          In the event the Change of Recommendation stems from or is a result of, or relates in any manner to, an Acquisition Proposal, (A) the Bancorp board of directors has concluded in good faith, after giving effect to all of the adjustments which may be offered by SmartFinancial pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) Bancorp notifies SmartFinancial at least five Business Days in advance of its intention to effect a Change of Recommendation in response to such Superior Proposal, and furnishes to SmartFinancial the identity of the Person making such Superior Proposal and a copy of the proposed transaction agreements and all other documents relating to such Superior Proposal, and (C) prior to effecting the Change of Recommendation, the Foothills Parties shall, and shall cause their financial, legal, and other advisors to, for a period of five Business Days following Bancorp’s delivery of the notice referred to in clause (B) above, negotiate in good faith with SmartFinancial (to the extent SmartFinancial desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

(c)            Bancorp shall adjourn or postpone the Bancorp Meeting if (i) as of the date of the Bancorp Meeting there are insufficient shares of Bancorp Common Stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of the Bancorp Meeting or (ii) as of the date of the Bancorp Meeting Bancorp has not received proxies representing a sufficient number of shares necessary for the approval of this Agreement by the shareholders of Bancorp in accordance with Bancorp’s charter and bylaws and applicable Law; provided that Bancorp shall not be required to adjourn or postpone the Bancorp Meeting more than two times.

Section 7.8             [Reserved]

Section 7.9             Employee and Benefit Matters.

(a)           Subject to applicable Law and the terms of SmartFinancial’s and SmartBank’s employee benefit plans, SmartFinancial or SmartBank will, as soon as reasonably practicable after the Effective Time, provide employees of the Bank who become employees of SmartBank at or immediately following the Effective Time (the “Continuing Employees”) with benefits that are no less favorable, in the aggregate, than those provided to similarly situated employees of SmartBank as of the date of this Agreement. With respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by SmartFinancial or SmartBank, excluding both any retiree health care plans or programs maintained by SmartFinancial or SmartBank and any equity compensation or deferred compensation plans or arrangements maintained by SmartFinancial or SmartBank (collectively, “Employee Plans”), in which any Continuing Employees will participate effective as of or after the Effective Time, SmartFinancial or SmartBank, as appropriate, will recognize all years of full-time service of Continuing Employees with the Foothills Parties for vesting and eligibility purposes (but not for benefit accrual purposes or purposes of early retirement subsidies under any Employee Plan that is a defined benefit pension plan) in any Employee Plan in which such Continuing Employees may be eligible to participate at or after the Effective Time; provided that such service shall not be recognized to the extent that (i) such recognition of service would result in a duplication of benefits or (ii) such service was not recognized under a corresponding Foothills Benefit Plan. With respect to Employee Plans providing health care, dental, or vision coverage, SmartFinancial or SmartBank, as appropriate, will use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to the Continuing Employees or their eligible spouses and eligible dependents who were covered under a similar Foothills Benefit Plan immediately prior to the Effective Time. Further, if Continuing Employees experience a transition in health care, dental, or vision coverage during the middle of a plan year, SmartFinancial or SmartBank, as appropriate, will use commercially reasonable efforts to cause any successor Employee Plan providing health care, dental, or vision coverage for Continuing Employees to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment, or other cost-sharing amounts previously paid by Continuing Employees in respect of their participation in the corresponding Foothills Benefit Plan during the plan year of the successor Employee Plan prior to the transition effective date. The Parties acknowledge and agree that, to the extent permitted by applicable Law and the terms of any pertinent plan documents, SmartFinancial and its Subsidiaries may after the Effective Time maintain multiple benefit plans providing health care, dental, or vision coverage and/or multiple retirement savings plans.

(b)           At the request of SmartFinancial, the Foothills Parties shall take, and shall cause their respective Subsidiaries to take, prior to the Effective Time, all actions reasonably requested by SmartFinancial that are necessary or appropriate to (i) cause one or more of the Foothills Benefits Plans (including without limitation the Foothills Bank & Trust Stock Option Plan, as amended, the Foothills Bancorp, Inc. Amended and Restated 2015 Stock Option Plan, as amended, the Foothills Bancorp, Inc. Employee Stock Ownership Plan, and the Foothills Bank & Trust 401(k) Profit Sharing Plan) to terminate or be frozen as of or immediately prior to the Effective Time, (ii) cause benefit accruals and entitlements under any Foothills Benefit Plan to cease as of or immediately prior to the Effective Time, (iii) cause the continuation at and after the Effective Time of any insurance policy or other Contract relating to any Foothills Benefit Plan for such period as may be requested by SmartFinancial, or (iv) facilitate the merger of any Foothills Benefit Plan into any employee benefit plan maintained by SmartFinancial or its Subsidiaries. All resolutions, notices, or other documents adopted, issued, or executed in connection with the implementation of this Section 7.9(b) shall be subject to SmartFinancial’s prior review and approval, which approval shall not be unreasonably withheld.

(c)            SmartFinancial or SmartBank will provide to (i) employees of the Bank immediately prior to the Effective Time who are not offered continued employment with SmartFinancial or one of its Subsidiaries and (ii) Continuing Employees whose employment is involuntarily terminated by SmartFinancial or its Subsidiaries without cause during the six-month period immediately following the Effective Time (collectively, “Severed Employees”), and who are not otherwise entitled to contractual or other severance or change in control benefits, severance benefits in the amounts set forth on Schedule 7.9(c) of the SmartFinancial Disclosure Memorandum taking into account the number of years of full-time service of the Severed Employees with the Foothills Parties prior to the Effective Time and with SmartFinancial and its Subsidiaries thereafter; provided that it shall be a condition to payment of any such severance benefits that the Severed Employee executes a release of claims, which release shall be in a form that complies with Section 409A of the Code and is reasonably acceptable to SmartFinancial. Any such payments of severance benefits (including the timing of the same) shall be in compliance with Section 409A of the Code. For purposes of this Section 7.9(c), “cause” shall have the same meaning as provided in any written employment agreement between any Severed Employee and SmartFinancial and/or its Subsidiaries on the date such Severed Employee’s employment is terminated, or if no such definition or employment agreement exists, “cause” shall mean conduct amounting to (i) fraud or dishonesty against or to SmartFinancial or its Subsidiaries, (ii)  the Severed Employee’s willful misconduct, repeated refusal to follow the reasonable directions of his or her superiors, or knowing violation of Law in the course or scope of performance of services to or for SmartFinancial or its Subsidiaries; (iii) repeated absences from work without a reasonable excuse; (iv) intoxication with alcohol or drugs while on the premises of SmartFinancial or its Subsidiaries during regular business hours; (v) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty; or (vi) a breach or violation of the terms of any agreement to which the Severed Employee and SmartFinancial or its Subsidiaries are parties.

(d)           This Section 7.9 shall be binding upon and inure solely to the benefit of the Parties, and nothing in this Section 7.9, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.9. Nothing contained in this Section 7.9, express or implied, (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, SmartFinancial, or SmartBank, or any of their respective Subsidiaries or Affiliates, to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them. The Parties acknowledge and agree that the provisions of this Section 7.9 shall not create any right in any employee of Bancorp or the Bank or any of their respective Subsidiaries, or any other Person, to continued employment with the Surviving Corporation, SmartFinancial, or SmartBank, or any of their respective Subsidiaries or Affiliates (and shall not limit the right of the Surviving Corporation, SmartFinancial, or SmartBank, or any of their respective Subsidiaries or Affiliates, to terminate the employment of any employee), or any compensation or benefits of any nature or kind whatsoever.

Section 7.10          Indemnification.

(a)            For a period of six years immediately following the Effective Time, the Surviving Corporation shall indemnify, defend, and hold harmless each of the current and former directors, officers, and employees of Bancorp and the Bank, determined as of immediately prior to the Effective Time (each, an “Indemnified Party”), against any and all costs and expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, and liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of matters existing or occurring prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, and based on or pertaining to the fact that he or she was a director, officer, or employee of Bancorp or the Bank or was serving at the request of Bancorp or the Bank as a director, officer, employee, agent, trustee, or partner of another corporation, partnership, trust, joint venture, employee benefit plan, or other entity, to the fullest extent such Indemnified Party would have been entitled to be so indemnified, defended, and held harmless, subject to applicable Law, under the charter and bylaws of Bancorp and the Bank as in effect as of the date of this Agreement (including the provisions thereof, if any, relating to the advancement of expenses).

(b)           Any Indemnified Party wishing to claim indemnification under this Section 7.10, upon learning of any such claim, action, suit, proceeding, or investigation, shall promptly notify the Surviving Corporation of the same; provided that the failure of the Indemnified Party to so notify the Surviving Corporation shall not relieve the Surviving Corporation of any Liability it may have to such Indemnified Party if such failure does not actually and materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that, (A) if the Surviving Corporation elects not to assume such defense or (B) if counsel for the Indemnified Party advises the Surviving Corporation in writing that there are legal defenses available to the Indemnified Party that are different from or in addition to those available to the Surviving Corporation or that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Party that make joint representation inappropriate, the Indemnified Party may retain its own legal counsel and the Surviving Corporation shall pay, as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction unless there are multiple Indemnified Parties who have conflicts of interest), (ii) the Indemnified Party will cooperate in the defense thereof, (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, and (iv) the Surviving Corporation shall have no obligation hereunder in the event a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)            Prior to the Effective Time the Foothills Parties shall obtain, and after the Effective Time the Surviving Corporation shall maintain, a “tail” policy under the Foothills Parties’ existing directors’ and officers’ liability insurance policy providing coverage for a period of six years immediately after the Effective Time for Persons who are immediately prior to the Effective Time covered by the Foothills Parties’ existing directors’ and officers’ liability insurance policy (the “Tail Insurance”), which Tail Insurance shall provide for at least the same coverage and coverage amounts as, and contain terms and conditions no less advantageous than, those currently provided for by the Foothills Parties’ existing directors’ and officers’ liability insurance policy; provided, however, that, without the prior written consent of SmartFinancial, the Foothills Parties shall not expend for such Tail Insurance (for said six-year period) an amount in excess of 150% of the most recent annual premium paid by the Foothills Parties for their existing directors’ and officers’ liability insurance policy.

(d)           In the event the Surviving Corporation or any of its successors or assigns shall consolidate with or merge with or into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or shall transfer all or substantially all of its properties and assets to any other Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation assume the obligations of the Surviving Corporation set forth in this Section 7.10.

(e)           Any indemnification payments made pursuant to this Section 7.10 are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder by the FDIC (12 C.F.R. Part 359).

Section 7.11           Estoppel Letters.  The Foothills Parties shall use their reasonable best efforts to obtain and deliver to SmartFinancial prior to or at the Closing a customary estoppel letter, dated as of the Closing Date, executed by the lessor of each parcel of Leased Real Property, the form and substance of such estoppel letters to be satisfactory to SmartFinancial in its reasonable discretion.

Section 7.12           Registration Statement.

(a)           As soon as reasonably practicable after the date of this Agreement, the Parties will prepare and file with the SEC the Proxy Statement/Prospectus and the Registration Statement (which will include the Proxy Statement/Prospectus), which shall comply with all of the requirements of the Securities Act and the Exchange Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the SmartFinancial Common Stock that will be issued to holders of Bancorp Common Stock in connection with the Parent Merger pursuant to Article III of this Agreement. SmartFinancial shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable after the filing thereof, to register or exempt from registration the SmartFinancial Common Stock to be issued to holders of Bancorp Common Stock under the securities Laws of all applicable jurisdictions (federal and state), and to keep the Registration Statement and such registrations or exemptions current and in effect for so long as is necessary to consummate the transactions contemplated by this Agreement. SmartFinancial shall have primary responsibility for preparing and filing the Registration Statement, provided that SmartFinancial shall to the extent practicable afford the Foothills Parties and their legal, financial, and accounting advisors a reasonable opportunity to review and provide comments on (i) the Registration Statement before it is filed with the SEC and (ii) all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before the same are filed with or submitted to the SEC. Each Party, to the extent permitted by Law, shall deliver to the other Parties copies of all material filings, correspondence, orders, and documents with, to, or from Governmental Entities, and shall promptly relay to the other Parties the substance of any material oral communications with, to, or from Governmental Entities, in each case pertaining or relating to the Registration Statement or any documents or materials related thereto.

(b)           The Parties shall cooperate in the preparation of the Registration Statement and the Proxy Statement/Prospectus for the purpose of submitting this Agreement and the transactions contemplated hereby to the shareholders of Bancorp for approval. Each Party will as promptly as reasonably practicable after the date of this Agreement furnish all data and information relating to it and its Subsidiaries, and its and its Subsidiaries’ directors, officers, and shareholders, as the other Parties may reasonably request for the purpose of including such data and information in the Registration Statement and/or the Proxy Statement/Prospectus. The Foothills Parties expressly agree to cooperate with SmartFinancial and its legal and accounting advisors in requesting and obtaining appropriate opinions, consents, and letters from its legal and financial advisors and independent auditors, and in taking such other actions as may be reasonably requested by SmartFinancial, in connection with the Registration Statement or the Proxy Statement/Prospectus. Each Party covenants and agrees that none of the information supplied or to be supplied by such Party for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) the Proxy Statement/Prospectus or any amendment or supplement thereto will, on the date the same is first mailed to shareholders of Bancorp or at the time of the Bancorp Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, or (iii) any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement will, at the time such document is filed, fail to comply as to form, in all material respects, with the provisions of applicable Law. The Proxy Statement/Prospectus will comply as to form, in all material respects, with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by any Party with respect to statements made or incorporated by reference therein based on information supplied by any other Party for inclusion or incorporation by reference in the Proxy Statement/Prospectus. Each Party covenants and agrees that, in the event such Party becomes aware of any information furnished by it that would cause any of the statements in the Registration Statement or the Proxy Statement/Prospectus, or any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, such Party will promptly inform the other Parties thereof in writing and take all necessary steps to correct the Registration Statement or Proxy Statement/Prospectus, or other document, as applicable.

Section 7.13           Nasdaq Listing.  SmartFinancial shall use its commercially reasonable efforts to cause the shares of SmartFinancial Common Stock to be issued as Merger Consideration in accordance with this Agreement to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 7.14           [Reserved]

Section 7.15           Notice of Dissenters’ Rights Matters.  Prior to the Effective Time, the Foothills Parties shall give SmartFinancial prompt written notice of their receipt of any notice, demand, or other instrument or communication relating to dissenters’ rights (including any notice of intent to demand payment or any withdrawal of any such notice) provided by or behalf of any shareholder of Bancorp pursuant to Chapter 23 of the Tennessee Corporation Act.

Section 7.16           Exemption from Section 16(b) Liability.  SmartFinancial acknowledges that, in order to most effectively compensate and retain those officers and directors of the Foothills Parties, if any, that will become officers or directors of SmartFinancial subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with or as a result of the transactions contemplated by this Agreement (the “Foothills Insiders”), it is desirable that the Foothills Insiders not be subject to a risk of Liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion or exchange of shares of Bancorp Common Stock in the Parent Merger, and for that compensatory and retentive purpose agrees to the provisions of this Section 7.16. The board of directors of SmartFinancial, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time take all such action as may be reasonably required to cause any acquisitions of SmartFinancial Common Stock by Foothills Insiders as Merger Consideration in accordance with Article III of this Agreement to be exempt from Liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

ARTICLE VIII
CONDITIONS TO CONSUMMATION OF PARENT MERGER

Section 8.1             Conditions to Each Party’s Obligation to Consummate Parent Merger. The respective obligation of each Party to consummate the Parent Merger and the other transactions contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by such Party prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)            Shareholder Approval.  This Agreement shall have been duly approved by the shareholders of Bancorp in accordance with the charter and bylaws of Bancorp and applicable Law.

(b)           Governmental Approvals.  All approvals, consents, and waivers of or from Governmental Entities (including without limitation the Regulatory Approvals) required to consummate the transactions contemplated by this Agreement (including without limitation the Parent Merger and the Bank Merger) shall have been obtained and shall be in full force and effect, and all statutory waiting periods in respect thereof shall have expired, and no such approval, consent, or waiver shall contain any condition, restriction, or requirement that the SmartFinancial board of directors determines, in its sole discretion, would, individually or in the aggregate with one or more other conditions, restrictions, or requirements, materially reduce the benefits of the transactions contemplated by this Agreement to such a degree that SmartFinancial would not have entered into this Agreement had such condition(s), restriction(s), or requirement(s) been known as of the date of this Agreement (any such condition, restriction, or requirement, a “Burdensome Condition”); provided, however, that (i) any condition, restriction, or requirement imposed by a Governmental Entity which is customarily imposed in published orders or approvals for transactions such as the Parent Merger shall not be deemed to be a Burdensome Condition and (ii) prior to declaring a Burdensome Condition and electing not to consummate the transactions contemplated hereby as a result thereof, SmartFinancial shall use commercially reasonable efforts to negotiate with the relevant Governmental Entity a modification to the condition, restriction, or requirement to reduce the burdensome nature thereof such that the condition, restriction, or requirement no longer constitutes a Burdensome Condition.

(c)           No Injunction; Illegality.  There shall not be in effect any order, decree, or injunction of any Governmental Entity that enjoins or prohibits the consummation of the Parent Merger or the Bank Merger, and no Governmental Entity shall have instituted any action, suit, or proceeding for the purpose of enjoining or prohibiting the consummation of the Parent Merger or the Bank Merger. No Law shall have been enacted, entered, promulgated, or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Parent Merger or the Bank Merger.

(d)           Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, continuing, or threatened and unresolved.

(e)            Nasdaq Listing.  The shares of SmartFinancial Common Stock that will be issued to holders of Bancorp Common Stock as Merger Consideration in the Parent Merger pursuant to this Agreement shall have been authorized for listing on Nasdaq (subject to official notice of issuance).

Section 8.2             Conditions to Obligations of Foothills Parties. The obligation of each of Bancorp and the Bank to consummate the Parent Merger and the other transactions contemplated hereby is also subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by Bancorp and the Bank prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)            Representations and Warranties of SmartFinancial.  The representations and warranties of SmartFinancial contained in Section 5.2(c) (Capitalization) and Section 5.2(k)(i) (Absence of Certain Changes or Events) shall be true and correct in all respects (other than, in the case of Section 5.2(c) (Capitalization) only, inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of SmartFinancial contained in Section 5.2(a) (Organization and Qualification), Section 5.2(d) (Authority), and Section 5.2(e) (No Violations) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of SmartFinancial contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a SmartFinancial Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality or SmartFinancial Material Adverse Effect qualifier shall be read without, and shall be deemed not to include or be subject to, any such qualifier.

(b)           Performance of Obligations of SmartFinancial.  SmartFinancial shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by SmartFinancial under this Agreement prior to or at the Closing.

(c)           Officers’ Certificate.  The Foothills Parties shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of SmartFinancial, and otherwise in form and substance reasonably satisfactory to the Foothills Parties, to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d)           Tax Opinion.  Bancorp shall have received an opinion from Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, legal counsel to Bancorp, dated as of the Closing Date and in form and substance reasonably satisfactory to Bancorp, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of the Foothills Parties and SmartFinancial, reasonably satisfactory in form and substance to such counsel.

Section 8.3             Conditions to Obligations of SmartFinancial. The obligation of SmartFinancial to consummate the Parent Merger and the other transactions contemplated hereby is also subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by SmartFinancial prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)            Representations and Warranties of Foothills Parties. The representations and warranties of the Foothills Parties contained in Section 4.2(c) (Capitalization), Section 4.2(k)(i) (Absence of Certain Changes or Events), Section 4.2(v) (Fairness Opinion), Section 4.2(w) (Broker Fees), Section 4.2(hh) (Regulatory Capital), and Section 4.2(ii) (Required Shareholder Vote) shall be true and correct in all respects (other than, in the case of Section 4.2(c) (Capitalization) only, inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of the Foothills Parties contained in Section 4.2(a) (Organization and Qualification), Section 4.2(d) (Authority),  and Section 4.2(e) (No Violations) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of the Foothills Parties contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Foothills Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality, Foothills Material Adverse Effect, or Knowledge qualifier shall be read without, and shall be deemed not to include or be subject to, any such qualifier.

(b)           Performance of Obligations of Foothills Parties.  The Foothills Parties shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by them under this Agreement prior to or at the Closing.

(c)           Officers’ Certificate.  SmartFinancial shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of each of Bancorp and the Bank, and otherwise in form and substance reasonably satisfactory to SmartFinancial, to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)           Third Party Consents.  All of the consents, approvals, and waivers required to be obtained by the Foothills Parties in connection with the consummation of the transactions contemplated by this Agreement (including without limitation those set forth on Schedule 4.2(f) of the Foothills Disclosure Memorandum or otherwise required by or under any Foothills Material Contract, but excluding those contemplated by Section 8.1(b)), as well as the estoppel letters contemplated by Section 7.11, shall have been obtained and the Foothills Parties shall have delivered to SmartFinancial such evidence of the same as SmartFinancial may reasonably request.

(e)           Tax Opinion.  SmartFinancial shall have received an opinion from Butler Snow LLP, legal counsel to SmartFinancial, dated as of the Closing Date and in form and substance reasonably satisfactory to SmartFinancial, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of the Foothills Parties and SmartFinancial, reasonably satisfactory in form and substance to such counsel.

(f)            Dissenting Shareholders.  The holders of not more than 10% of the outstanding shares of Bancorp Common Stock shall have perfected and not effectively withdrawn or lost their rights to dissent from the Parent Merger pursuant to Chapter 23 of the Tennessee Corporation Act.

ARTICLE IX
TERMINATION

Section 9.1             Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time or as otherwise indicated:

(a)            By mutual written consent of SmartFinancial, Bancorp, and the Bank.

(b)           By SmartFinancial (provided that SmartFinancial is not then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by Bancorp or the Bank of any representation, warranty, covenant, or agreement contained in this Agreement, or by the Foothills Parties (provided that neither Bancorp nor the Bank is then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by SmartFinancial of any representation, warranty, covenant, or agreement contained in this Agreement, in either case which breach (i) individually or in the aggregate with all other such breaches would, if occurring or continuing on the Closing Date, result in the failure of any of the conditions set forth in  Article VIII and (ii) has not been cured by the earlier of March 31, 2019, and 30 days after written notice to the breaching Party of such breach.

(c)           By either SmartFinancial or the Foothills Parties, in the event the shareholders of Bancorp fail to approve, by the requisite vote, this Agreement and the transactions contemplated hereby at the Bancorp Meeting, provided that the Foothills Parties shall only be entitled to exercise their right of termination under this Section 9.1(c) if the Foothills Parties have complied with, and there has been no breach or violation by the Foothills Parties of, their obligations and covenants set forth in Section 7.7.

(d)           By either SmartFinancial or the Foothills Parties, in the event any of the Regulatory Approvals shall have been denied by final and non-appealable action of a Governmental Entity or any application therefor shall have been permanently withdrawn at the request of a Governmental Entity; provided, however, that SmartFinancial shall not be entitled to exercise its right of termination under this Section 9.1(d) if such denial or withdrawal shall be due to the failure of SmartFinancial to perform or observe its obligations and covenants set forth in this Agreement, and that the Foothills Parties shall not be entitled to exercise their right of termination under this Section 9.1(d) if such denial or withdrawal shall be due to the failure of Bancorp or the Bank to perform or observe its obligations and covenants set forth in this Agreement.

(e)           By either SmartFinancial or the Foothills Parties, in the event any court or other Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that SmartFinancial shall not be entitled to exercise its right of termination under this Section 9.1(e) if such action of such court or other Governmental Entity shall be due to the failure of SmartFinancial to perform or observe its obligations and covenants set forth in this Agreement, and that the Foothills Parties shall not be entitled to exercise their right of termination under this Section 9.1(e) if such action of such court or other Governmental Entity shall be due to the failure of Bancorp or the Bank to perform or observe its obligations and covenants set forth in this Agreement.

(f)            By either SmartFinancial or the Foothills Parties, in the event the Parent Merger is not consummated by March 31, 2019, unless (i) in the event of termination by SmartFinancial, the failure to consummate the Parent Merger by such date shall be due to the failure of SmartFinancial to perform or observe its obligations and covenants set forth in this Agreement, and (ii) in the event of termination by the Foothills Parties, the failure to consummate the Parent Merger by such date shall be due to the failure of Bancorp or the Bank to perform or observe its obligations and covenants set forth in this Agreement.

(g)           By SmartFinancial, in the event (i) of any breach by Bancorp or the Bank of Section 7.1 or Section 7.7 of this Agreement or (ii) the board of directors of Bancorp does not publicly recommend in the Proxy Statement/Prospectus the approval of this Agreement and the transactions contemplated hereby by the shareholders of Bancorp or, after having made such recommendation, subsequently makes a Change of Recommendation.

(h)           By SmartFinancial, in the event a tender offer or exchange offer for 10% or more of the outstanding shares of Bancorp Common Stock is commenced (other than by SmartFinancial) and the Bancorp board of directors recommends that the shareholders of Bancorp tender their shares in such tender offer or exchange offer or otherwise fails to timely recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

(i)            By the Foothills Parties, at any time prior to the approval of this Agreement by the shareholders of Bancorp, for the purpose of entering into an agreement with respect to a Superior Proposal, provided that there has been no breach by Bancorp or the Bank of Section 7.1 or Section 7.7.

Section 9.2             Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall, subject to Section 9.3, become null and void and have no further force or effect and the Parties shall have no further or continuing liability or obligations under this Agreement, except that (a) Section 7.3(d), Section 7.6, this Section 9.2, Section 9.3, and Article X of this Agreement shall survive any termination of this Agreement and (b) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved of or released from any liability or damages arising out of such Party’s fraud or willful or intentional breach of any provision of this Agreement.

Section 9.3             Termination Fee.

(a)            In the event (i) this Agreement is terminated by SmartFinancial pursuant to Section 9.1(b) and (ii) at any time after the date of this Agreement and at or before the Bancorp Meeting (including at or before any adjournment or postponement thereof) an Acquisition Proposal shall have been received by the Foothills Parties, which has not been withdrawn prior to the date of the termination of this Agreement, and within 12 months of the date of termination of this Agreement Bancorp or the Bank enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Foothills Parties shall pay to SmartFinancial a termination fee of $1,450,000 on the earlier of the date of Bancorp’s or the Bank’s, as applicable, execution of such definitive agreement or consummation of such Acquisition Proposal.

(b)            In the event this Agreement is terminated by SmartFinancial pursuant to Section 9.1(g) or Section 9.1(h), the Foothills Parties shall pay to SmartFinancial a termination fee of $1,450,000 not later than two Business Days after the date of termination of this Agreement.

(c)            In the event this Agreement is terminated by the Foothills Parties pursuant to Section 9.1(i), the Foothills Parties shall pay to SmartFinancial a termination fee of $1,450,000 not later than two Business Days after the date of termination of this Agreement.

Any termination fee and other amounts payable in accordance with this Section 9.3 shall be paid by wire transfer of immediately available funds to an account designated by SmartFinancial. The Foothills Parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that absent such agreements SmartFinancial would not have entered into this Agreement. In the event the Foothills Parties fail to timely make payment of any amounts due and payable by them under this Section 9.3, the Foothills Parties shall pay or reimburse SmartFinancial all costs and expenses (including reasonable attorneys’ fees and expenses and court costs) incurred by SmartFinancial in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such amounts unpaid at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. The termination fees and other amounts payable by the Foothills Parties pursuant to this Section 9.3 constitute liquidated damages and not a penalty and, except in the case of fraud or willful or intentional breach of this Agreement, shall be the sole monetary remedy of SmartFinancial in the event this Agreement is terminated under the circumstances described in Sections 9.3(a)-(c).

ARTICLE X
MISCELLANEOUS

Section 10.1           Survival.  None of the representations, warranties, covenants, or agreements contained in this Agreement shall survive the Effective Time (other than those covenants and agreements contained herein that by their express terms are to be observed or performed after the Effective Time) or the termination of this Agreement (other than Section 7.3(d), Section 7.6, Section 9.2, Section 9.3, and this Article X, each of which shall survive any such termination). Notwithstanding the foregoing or anything else in this Agreement to the contrary, none of the representations, warranties, covenants, or agreements contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive any Party hereto or any of its Affiliates of any defense, at law or in equity, which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 10.2           Interpretation.  When reference is made in this Agreement to an Article, Section, Exhibit, or Schedule, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The headings appearing in this Agreement have been inserted for purposes of convenience of reference only and shall not affect the meaning of, or be given any force or effect in the construction or interpretation of, this Agreement. Whenever the words “include,” “includes,” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not actually followed by such words. Any singular term used in this Agreement shall be deemed to include the plural, and any plural term the singular. Any gender reference in this Agreement shall be deemed to include all genders. All references in this Agreement to a specific statute shall be deemed to refer to all regulations and authoritative guidance issued thereunder, and all references in this Agreement to a statute, regulation, or other guidance shall also be deemed to refer to any superseding statute, regulation or guidance. Any document or item will be deemed “delivered,” “provided,” or “made available” to a Party within the meaning of this Agreement if such document or item is (a) made available to such Party specifically for review in person by another Party or its representatives, (b) contained and accessible by such Party for a continuous period of at least 48 hours immediately prior to the Parties’ execution of this Agreement (if to be delivered, provided, or made available prior to the date hereof) or the Closing Date (if to be delivered, provided, or made available prior to Closing) in the electronic data room hosted by Firmex established by the Parties in connection with the transactions contemplated hereby (to which the Parties and their designated representatives had access rights during such period), or (c) filed by a Party with the SEC and publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC at least 48 hours immediately prior to the Parties’ execution of this Agreement (if to be delivered, provided, or made available prior to the date hereof) or the Closing Date (if to be delivered, provided, or made available prior to Closing). All references to “dollars” or “$” in this Agreement are to United States dollars. Whenever the words “as of the date hereof” are used in this Agreement, such date shall be deemed the date of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.3           Amendment; Waiver.  This Agreement may be amended, modified, or supplemented at any time, either before or after approval of this Agreement by any Party’s shareholders, by, but only by, a written instrument executed by each of the Parties; provided, however, that, after the approval of this Agreement by a Party’s shareholders, there may not be, without further approval of such shareholders, any amendment, modification, or supplement of or to this Agreement that requires further approval of or by such shareholders under applicable Law. Prior to the Effective Time, any provision of this Agreement may be waived by the Party or Parties entitled to the benefits thereof, provided that any such waiver shall be in writing and executed by the Party or Parties granting such waiver.

Section 10.4           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page to this Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

Section 10.5           Governing Law.  This Agreement shall be governed by, and construed, interpreted, and enforced in accordance with, the laws of the State of Tennessee, without regard to conflict of laws principles.

Section 10.6           Expenses.  Except as expressly otherwise provided in this Agreement, each Party shall be responsible for and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that all Edgarization costs and filing and other fees paid to the SEC, in each case in connection with the transactions contemplated by this Agreement, shall be borne equally by SmartFinancial, on the one hand, and the Foothills Parties, on the other hand.

Section 10.7           Notices.  All notices, requests, consents, and other communications required or permitted under or related to this Agreement shall be in writing and shall be deemed given, delivered, and effective (i) when delivered, if delivered personally, (ii) on the third Business Day after mailing, if mailed by first class United States Mail, postage prepaid and return receipt requested, or (iii) on the first Business Day after mailing, if sent by a nationally recognized overnight delivery service, in each case to the Parties at the following addresses (or such other addresses as the Parties may designate from time to time by notice given in accordance with this Section 10.7):

If to SmartFinancial:	with a copy (which shall not constitute notice) to:

SmartFinancial, Inc.	Butler Snow LLP
Attention: President/CEO	Attention: Adam G. Smith
5401 Kingston Pike, Suite 600	150 3rd Avenue South, Suite 1600
Knoxville, Tennessee 37919	Nashville, Tennessee 37201

If to Bancorp or the Bank:	with a copy (which shall not constitute notice) to:
Foothills Bancorp, Inc.	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
Foothills Bank & Trust	Attention: Steven J. Eisen
Attention:President/CEO	211 Commerce Street, Suite 800
214 Keller Lane	Nashville, Tennessee 37201
Maryville, Tennessee 37801

Section 10.8           Entire Agreement; Third Party Beneficiaries.  This Agreement, including and together with the Exhibits and Schedules hereto and the Disclosure Memoranda, and the Confidentiality Agreement (but only to the extent the Confidentiality Agreement is not inconsistent with this Agreement) represent the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede any and all prior agreements, understandings, and arrangements, whether written or oral, between or among the Parties with respect to such subject matter. This Agreement is made solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and no other Person shall acquire or have any rights under or by virtue of this Agreement, except that the Indemnified Parties (and their heirs and legal and personal representatives) are intended third-party beneficiaries of this Agreement to the extent, but only to the extent, provided in Section 7.10.

Section 10.9           Severability.  In the event any term or provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason or in any respect, (a) such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity, legality, or enforceability of the remainder of this Agreement, which shall be and remain in full force and effect enforceable in accordance with its terms, and (b) the Parties shall use their reasonable best efforts to substitute for such invalid, illegal, or unenforceable term or provision an alternative term or provision which, insofar as practicable, implements the original purposes and intent of this Agreement.

Section 10.10         Assignment.  No Party may assign or delegate this Agreement or any of its rights, interests, duties, or obligations hereunder without the prior written consent of each of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.11         Attorneys’ Fees.  In the event of any claim, action, suit, or proceeding arising out of or in any way relating to this Agreement or the transactions contemplated hereby, the prevailing Party or Parties shall be entitled to recover from the non-prevailing Party or Parties all fees, expenses, and disbursements, including without limitation reasonable attorneys’ fees and court costs, reasonably incurred by such prevailing Party or Parties in connection with such claim, action, suit, or proceeding, in addition to any other relief to which such prevailing Party or Parties may be entitled.

Section 10.12         Submission to Jurisdiction.  EACH PARTY KNOWINGLY AND VOLUNTARILY HEREBY (A) IRREVOCABLY SUBMITS TO THE SOLE AND EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF TENNESSEE LOCATED IN KNOXVILLE, KNOX COUNTY, TENNESSEE, OR IN THE EVENT (BUT ONLY IN THE EVENT) THAT NO SUCH STATE COURT HAS JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF TENNESSEE, KNOXVILLE DIVISION (THE “TENNESSEE COURTS”), IN RESPECT OF ANY CLAIM, ACTION, SUIT, OR PROCEEDING UNDER, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (B) IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT AS A DEFENSE IN OR TO ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING THAT SUCH PARTY IS NOT SUBJECT TO THE JURISDICTION OF THE TENNESSEE COURTS, THAT SUCH CLAIM, ACTION, SUIT, OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE TENNESSEE COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE, OR THAT THIS AGREEMENT MAY NOT BE CONSTRUED, INTERPRETED, OR ENFORCED IN OR BY THE TENNESSEE COURTS, AND (C) IRREVOCABLY AGREES THAT ALL CLAIMS A PART OF OR WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING SHALL BE HEARD AND DETERMINED BY THE TENNESSEE COURTS. THE PARTIES HEREBY GRANT THE TENNESSEE COURTS JURISDICTION OVER THE PERSONS OF THE PARTIES AND, TO THE EXTENT PERMITTED BY LAW, OVER THE SUBJECT MATTER OF ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING.

Section 10.13         Jury Trial Waiver.  EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, SUIT, OR PROCEEDING UNDER, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

SMARTFINANCIAL, INC.

By:	/s/ William Y. Carroll, Jr.
William Y. Carroll, Jr.
President and Chief Executive Officer

FOOTHILLS BANCORP, INC.

By:	/s/ Mark W. Loudermilk
Mark W. Loudermilk
President and Chief Executive Officer

FOOTHILLS BANK & TRUST

By:	/s/ Mark W. Loudermilk
Mark W. Loudermilk
President and Chief Executive Officer